Exhibit 2.1

SHARE PURCHASE AGREEMENT

BY AND BETWEEN

THE WILLIAMS COMPANIES INTERNATIONAL HOLDINGS B.V.

AND

INTER PIPELINE LTD.

AND

THE WILLIAMS COMPANIES, INC.

August 8, 2016

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		40

4.1	Organization.	40
4.2	Authority and Approval.	40
4.3	No Conflict; Consents.	41
4.4	Brokerage Arrangements.	41
4.5	Litigation.	41
4.6	Investment Canada Act.	42
4.7	Financial Ability.	42
4.8	Solvency.	42

ARTICLE 5 LIMITATIONS OF REPRESENTATIONS AND WARRANTIES		42

5.1	Waivers and Disclaimers.	42
5.2	Investigation	43

ARTICLE 6 ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS		44

6.1	Operation of the Target Companies.	44
6.2	Authorizations of Governmental Authorities.	46
6.3	Access.	48
6.4	Confidentiality.	49
6.5	Transaction Personal Information.	50
6.6	Business Guarantees.	51
6.7	Elimination of Intercompany Items and Debt	53
6.8	Employee Matters	53
6.9	[Intentionally Deleted].	54
6.10	Parental Guarantee	54
6.11	Additional Financial Statements Prepared in Accordance with GAAP; Securities Law Filings	54
6.12	Additional Due Diligence	56
6.13	Unlimited Liability Corporations	56
6.14	Insurance	56
6.15	Efforts to Fulfil Conditions.	57
6.16	IP License Agreement	57

ARTICLE 7 CONDITIONS TO CLOSING		58

7.1	Conditions to the Obligation of the Purchaser.	58
7.2	Conditions to the Obligation of the Seller.	59

ARTICLE 8 CLOSING		60

8.1	Closing.	60
8.2	Closing Deliveries.	60
8.3	Post-Closing Delivery of Documents.	62

ARTICLE 9 TAX MATTERS		62

9.1	Liability for Taxes.	62

9.2	Tax Returns.	63
9.3	Cooperation.	64
9.4	Tax Refunds.	64
9.5	Tax Claims.	65
9.6	Tax Treatment of Indemnity Payments.	65
9.7	Survival.	65
9.8	Conflict.	65

ARTICLE 10 TERMINATION		65

10.1	Events of Termination.	65
10.2	Effect of Termination.	66

ARTICLE 11 INDEMNIFICATION UPON CLOSING		66

11.1	Indemnification of the Purchaser.	66
11.2	Indemnification of the Seller.	67
11.3	Purchaser’s Environmental Indemnity.	67
11.4	Tax Indemnification.	67
11.5	Survival.	68
11.6	Demands.	68
11.7	Right to Contest and Defend.	69
11.8	Cooperation.	70
11.9	Right to Participate.	70
11.10	Mitigation, Reductions and Subrogation.	70
11.11	Limitations on Indemnification.	71
11.12	Sole Remedy.	73

ARTICLE 12 MISCELLANEOUS		73

12.1	Further Assurances.	73
12.2	Expenses.	74
12.3	Use of Name.	74
12.4	Notices.	74
12.5	Governing Law.	75
12.6	Public Statements.	75
12.7	Entire Agreement; Amendments and Waivers.	76
12.8	Conflicting Provisions.	76
12.9	Binding Effect and Assignment.	76
12.10	Severability.	77
12.11	Specific Performance.	77
12.12	Provisions Respecting Legal Representation.	77
12.13	Interpretation.	78
12.14	Disclosure Schedules.	78
12.15	Multiple Counterparts; Signature.	78

Exhibits

Exhibit 1.1(a) – Names and Marks

Exhibit 1.1(b) – PDH Budget

Exhibit 2.6 - Sample Net Working Capital Calculation

Exhibit 2.8 – Allocation of Purchase Price

Exhibit 3.15(a) – Benefit Plans

Exhibit 6.10 – Form of Parental Guarantee

Exhibit 8.2(a)(vi) – Form of Transition Services Agreement

Exhibit 8.2(a)(ix) – Form of IP License Agreement

Exhibit 8.2(a)(x) – Form of Closing Escrow Agreement

Exhibit 8.2(b)(vi) – Form of Mutual Release

Disclosure Schedules

Disclosure Schedule 1.1(a) – Non-Operated Assets

Disclosure Schedule 1.1(b) – Permitted Liens

Disclosure Schedule 3.3 – No Conflict; Consents

Disclosure Schedule 3.6 – Business of the Target Companies

Disclosure Schedule 3.7 – Title Exceptions to Major Facilities

Disclosure Schedule 3.8 –Real Property; Rights of Way

Disclosure Schedule 3.9 – Litigation; Compliance with Applicable Laws

Disclosure Schedule 3.10 – No Adverse Changes

Disclosure Schedule 3.11 – Taxes

Disclosure Schedule 3.11(f) – Tax Pools

Disclosure Schedule 3.12 – Environmental Matters

Disclosure Schedule 3.13 – Material Permits

Disclosure Schedule 3.14 – Material Contracts

Disclosure Schedule 3.14(c) – Breach or Default under Material Contracts

Disclosure Schedule 3.14(d) – Exercised Termination or Acceleration Rights

Disclosure Schedule 3.14(e) – Audits

Disclosure Schedule 3.14(f) – PDH Contracts

Disclosure Schedule 3.15 – Employee Benefits

Disclosure Schedule 3.16(d) – Associated Employees

Disclosure Schedule 3.17 – Affiliated Transactions

Disclosure Schedule 3.18 – Insurance Policies

Disclosure Schedule 3.19(b) – Intellectual Property Rights

Disclosure Schedule 3.22 – Bank Accounts

Disclosure Schedule 6.1(b) – Operation of the Target Companies

Disclosure Schedule 6.6 – Business Guarantees

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 8, 2016, by and between THE WILLIAMS COMPANIES INTERNATIONAL HOLDINGS B.V., a private company with limited liability organized under the law of the Netherlands (“Seller”), INTER PIPELINE LTD., a body corporate registered to carry on business in the Province of Alberta (the “Purchaser”), and, solely with respect to Section 3.23, THE WILLIAMS COMPANIES, INC., a Delaware corporation (the “Guarantor”). The Seller and the Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

A.	The Seller desires to sell to the Purchaser, and the Purchaser desires to purchase, the Purchased Shares (defined below), pursuant to the terms of this Agreement, in return for payment of the Purchase Price (defined below); and

B.	The Purchaser has requested that the Guarantor provide a parental guarantee to support the obligations of the Seller and make certain covenants, representations and warranties in connection with the Agreement, and the Guarantor has agreed to provided such parental guarantee and make such covenants, representations and warranties;

AGREEMENT:

THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Definitions.

The respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:

“Accounting Firm” has the meaning ascribed to such term in Section 2.6(c).

“Additional Financial Statements” has the meaning ascribed to such term in Section 6.11(b).

“Affiliate”, when used with respect to a Person, means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person; provided, however, that the Combined Target Companies shall be deemed to be “Affiliates”: (i) prior to the Closing, of the Seller; and (ii) on and after the Closing, of the Purchaser. No Person shall be deemed an Affiliate of any Person solely by reason of the exercise or existence of rights, interests or remedies under this Agreement.

“Aggregate Actual Tax Pool Amount” has the meaning ascribed to such term in Section 11.11(g).

“Aggregate Scheduled Tax Pool Amount” has the meaning ascribed to such term in Section 11.11(g).

“Agreement” has the meaning ascribed to such term in the preamble.

“Alberta Industrial Heartland” means the 533 km2 (206 m2) of industrial zoned land in the Province of Alberta split between the City of Fort Saskatchewan and the Counties of Lamont, Strathcona and Sturgeon, in addition to the 49 km2 (19 m2) area in the City of Edmonton known as the Edmonton Energy and Technology Park.

“Applicable Law” means, in relation to any Person, transaction or event, all applicable provisions of laws, statutes, rules and regulations and the terms of all judgments, orders, awards and decrees issued by any Governmental Authority by which such Person is bound or having application to the transaction or event in question.

“Associated Employees” has the meaning ascribed to such term in Section 3.16(a).

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time.

“Benefit Plans” means all material written, registered or unregistered pension plans, retirement savings plans or arrangements, savings bonds plans and group insurance plans for life insurance, accidental death and dismemberment, disability, health care, dental care and medical travel insurance benefits, termination, supplemental unemployment benefits, bonus, incentive, profit sharing, change of control, retirement, stock option, stock purchase, stock appreciation and similar plans, programs arrangements or practices that are offered to current Associated Employees or former Associated Employees as of the date of this Agreement except for any statutory plans to which the Target Companies are obliged to contribute or comply with, including the Canada Pension Plan or plans administered pursuant to applicable federal or provincial health, workers’ compensation or employment insurance legislation.

“Boreal Extension Line” means the pipeline and related facilities which transport Horizon Olefinic Mix from the HLEP to a point of interconnection with the Boreal Pipeline located at or near the North West Quarter of Section 33, Township 91, Range 11, W4M.

“Boreal Pipeline” means the pipeline and related facilities which transports the Suncor Olefinic Mix from the SLEP and Horizon Olefinic Mix from the Boreal Extension Line to ROF.

“Business” means the business currently carried on by the Target Companies, being: (a) the acquisition and extraction of the Horizon Olefinic Mix at the HLEP from offgas received from the Canadian Natural Gas Limited bitumen upgrader and the transportation of the Horizon Olefinic Mix via the Boreal Extension Line to the Williams Energy Canada Facilities for further handling including the processing, storage, fractionation, distribution and sale of products derived from the Horizon Olefinic Mix; and (b) the development of the PDH Project.

“Business Acquisition Report” has the meaning ascribed to such term in Section 6.11(b).

“Business Day” means any day except a Saturday, a Sunday and any day which in Calgary, Alberta, Canada shall be a legal holiday or a day on which banking institutions are authorized or required by Applicable Law or other government action to close.

“Business Guarantee” has the meaning ascribed to such term in Section 6.6(a)(i).

“Ceiling Amount” has the meaning ascribed to such term in Section 11.11(a).

“Clearance Certificate” has the meaning ascribed to such term in Section 2.9(a).

“Closing” has the meaning ascribed to such term in Section 8.1.

“Closing Date” has the meaning ascribed to such term in Section 8.1.

“Closing Documents” means the Seller Closing Documents and the Purchaser Closing Documents.

“Closing Escrow Agent” means The Bank of Nova Scotia Trust Company.

“Closing Escrow Agreement” means the escrow agreement to be made as of the Closing Date by and among the Seller, the Purchaser and the Closing Escrow Agent substantially in the form attached as Exhibit 8.2(a)(x) or as may otherwise be agreed upon by the Parties, acting reasonably.

“Combined Purchase Price” means the Purchase Price plus the Other Purchase Price.

“Combined Target Companies” means the Target Companies and Williams Energy Canada.

“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to subsection 7(1) of the Competition Act or the Commissioner of Competition’s authorized designee, as applicable.

“Competition Act” has the meaning ascribed to such term in Section 3.3(b).

“Competition Act Clearance” shall mean any of: (i) the issuance of an advance ruling certificate pursuant to section 102 of the Competition Act; or (ii) (A) the Commissioner of Competition has advised the Purchaser and the Seller in writing that the Commissioner of Competition does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement; and (B) either: (1) the Purchaser and the Seller have given the notice required under section 114 of the Competition Act and the applicable waiting period under section 123 of the Competition Act has expired or been waived in accordance with the Competition Act; or (2) the Commissioner of Competition shall have waived the obligation to notify and supply information under subsection 113(c) of the Competition Act.

“Confidentiality Agreement” means the Confidential Disclosure Agreement dated March 24, 2016 by and between Williams and the Purchaser.

“Confidential Information” has the meaning ascribed to such term in Section 6.4(c).

“Control” and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“CRA” has the meaning ascribed to such term in Section 2.9(a).

“Creditors’ Rights” has the meaning ascribed to such term in Section 3.2.

“Damages” means the amount of any actual losses, liabilities, costs, expenses, fines, awards or judgments arising out of or resulting from an indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise, including reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting litigation; provided that the term “Damages” shall not include those types of damages addressed in Section 11.11(b).

“Debt” means, for any Person:

(a)	all indebtedness for borrowed money, including any amount payable to the Seller or its Affiliates;

(b)	obligations pursuant to any credit facility, loans, notes, bonds, debentures or similar instruments, including any prepayment penalties, breakage and redemption costs triggered under such instruments by the transaction contemplated in this Agreement;

(c)	obligations pursuant to any capital leases as defined under GAAP on the date of this Agreement;

(d)	the amount of any dividends, corporate management or other fees or amounts, distributions or payments made or required to be made to the Seller or its Affiliates (excluding the Target Companies) after the Closing Date;

(e)	capital accruals or capital commitments accrued or payable in accordance with GAAP as at Closing; and

(f)	the amount of any change of control penalty or other payment, liability or obligation of a Target Company arising out of or in connection with any change of control of a Target Company,

but, for certainty, excluding any amount that is included in the calculation of Net Working Capital.

“Deductible Amount” has the meaning ascribed to such term in Section 11.11(a)(ii).

“Disclosing Party” has the meaning ascribed to such term in Section 6.4(a).

“Disclosure Schedules” means, collectively, those disclosure schedules attached hereto and expressly incorporated herein by reference pursuant to Section 1.2(g).

“Disputed Item” has the meaning ascribed to such term in Section 2.6(b).

“Environmental Laws” means Applicable Law that regulates or otherwise pertains to the protection of human health, safety or the environment, including, but not limited to, the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to human health or the environment.

“Environmental Liabilities” means all Damages pertaining to the Target Companies, the Target Companies’ Assets or the Business, whether arising under contract, Applicable Law (including Environmental Laws) or otherwise, in respect of or associated with human health, safety or the environment.

“Estimated Debt” has the meaning ascribed to such term in Section 2.3(a)

“Estimated Interim PDH Expenditures” has the meaning ascribed to such term in Section 2.3(a).

“Estimated Net Working Capital” has the meaning ascribed to such term in Section 2.3(a).

“Estimated Purchase Price Adjustment Amount” means an amount equal to the sum of: (a) Estimated Net Working Capital; plus (b) Estimated Interim PDH Expenditures; less (c) Estimated Debt.

“ETE” means Energy Transfer Equity, L.P., a Delaware limited partnership.

“ETE Merger Agreement” means the Agreement and Plan of Merger, dated September 28, 2015, by and among Energy Transfer Corp LP, Energy Transfer Corp GP, LLC (f/k/a ETE Corp GP, LLC), ETE, LE GP, LLC, Energy Transfer Equity GP, LLC and Williams, as amended.

“Final Debt” has the meaning ascribed to such term in Section 2.6(a).

“Final Interim PDH Expenditures” has the meaning ascribed to such term in Section 2.6(a).

“Final Net Working Capital” has the meaning ascribed to such term in Section 2.6(a).

“Final Purchase Price Adjustment Amount” means an amount equal to the sum of: (a) Final Net Working Capital; plus (b) Final Interim PDH Expenditures; less (c) Final Debt.

“Final Working Capital Worksheet” has the meaning ascribed to such term in Section 2.6(a).

“Financial Statement Requirements” has the meaning ascribed to such term in Section 6.11(e).

“Financial Statements” has the meaning ascribed to such term in Section 3.5(a).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means, in relation to any Person, transaction or event, any of the following having jurisdiction over such Person, transaction or event: (a) any federal, state, provincial, municipal or other local governmental authority (whether administrative, legislative or executive); (b) any department, commission, board, bureau, regulatory body, agency or instrumentality exercising executive, legislative, taxing, regulatory or administrative powers or functions of or pertaining to government; (c) any court, arbitrator, commission exercising judicial or quasi-judicial functions; and (d) any other body or entity created under the authority of any of the foregoing (including any stock or securities exchange).

“Guarantor” has the meaning ascribed to such term in the preamble.

“Hazardous Materials” means any substance, whether solid, liquid or gaseous: (a) which is listed, defined or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law; or (b) which is or contains: (i) asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; (ii) any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iii) radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel.

“HLEP”means the liquids extraction facilities for the extraction of Olefinic Mix located adjacent to the Canadian Natural Resources Limited bitumen upgrader in the Fort McMurray area of Alberta.

“Horizon Olefinic Mix” means the Olefinic Mix extracted at the HLEP.

“IEEP Credits” means the Incremental Ethane Extraction Program (IEEP) credits to which the Target Companies are entitled under the OC2 Supply Agreement between Williams Energy (Canada), Inc. and Nova Chemicals Corporation for the calendar years 2014 and 2015 and for the period from January 1, 2016 to September 30, 2016.

“IEEP Credit Amount” means $1,271,894.

“Intellectual Property” means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trademarks, service marks, trade styles or dress, mask works, copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), works of authorship, moral rights of authorship, rights in designs, trade secrets, technology, inventions, invention disclosures, discoveries, improvements, know-how, proprietary rights, formulae, processes, methods, technical and business information, and confidential and proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reexaminations, reissues, divisionals, improvements, modifications, derivative works, goodwill, and common law rights, and causes of action relating to any of the foregoing.

“Intellectual Property Rights” has the meaning ascribed to such term in Section 3.19(b).

“Interim PDH Expenditures” means the aggregate amount of gross expenditures (not including capitalized interest) incurred by Williams Canada PDH during the period beginning on October 1, 2016 and ending at 11:59 p.m. Calgary time of the day immediately preceding the Closing Date; provided that if Closing occurs prior to October 1, 2016 there shall be no Interim PDH Expenditures.

“Interim Period” means the period beginning on the date of this Agreement and ending at 11:59 p.m. Calgary time on the day immediately preceding the Closing Date.

“IP License Agreement” means the Intellectual Property License Agreement to be made as of the Closing Date by and between the Seller, the Other Seller and the Combined Target Companies in respect of certain Intellectual Property rights in the form attached as Exhibit 8.2(a)(ix) or as may otherwise be agreed upon by the Parties in their sole discretion.

“Knowledge” means:

(a)	with respect to the Seller, the actual knowledge of David Chappell, Vanessa Wilson, Amelie Delisle, Neil Montgomery, Kevin Westfall, Frank Billings, Tami Anderson, Jaclyn Presnal, Katrina Helal, Jeff Riou and Geoff Wilkinson after making reasonable inquiry of the individuals who report directly to such designated personnel, but only to the extent such actual knowledge was acquired while such designated personnel were employed by the Seller or one of its Affiliates; and

(b)	with respect to the Purchaser, the actual knowledge of Christian Bayle, Brent Heagy, James Madro, Bernard Perron, Spil Kousinioris, Siobhan Koumparos, Anita Dusevic Oliva, Aaron Rogers, Janilea Hager, Michael Morton and David Fanstone after making reasonable inquiry of the individuals who report directly to such designated personnel;

provided that, for the avoidance of doubt, “Knowledge” of a Party or its Affiliate under the Other SPA shall form part of the Knowledge of such Party under this Agreement.

“Leased Real Property” has the meaning ascribed to such term in Section 3.8(a).

“Lien” means any mortgage, deed of trust, lien, security interest, pledge, charge, right of conversion or reduction of interest, rights of a vendor under any title retention or conditional sales contract.

“Major Facilities” means the HLEP and the Boreal Extension Line.

“Material Adverse Effect” means a material adverse effect on or material adverse change in the Business, assets, liabilities (including Environmental Liabilities), financial condition or results of operations of the Combined Target Companies or the Combined Target Companies’ Assets, taken as a whole, that has a financial impact that exceeds 10.0% of the Combined Purchase Price, other than an adverse effect or change resulting from or arising in connection with any effect, change or circumstance directly or indirectly resulting from or arising out of: (i) any change in commodity prices, including the prices of crude oil, natural gas, natural gas liquids, olefins products (including ethylene and/or propylene) or other hydrocarbon products; (ii) any change in the natural gas liquids and/or olefins processing, transportation, marketing and storage industry generally or industry margins; (iii) any change in Applicable Law, regulatory policies or the interpretation thereof; (iv) any change in accounting standards, including GAAP, or the interpretation thereof; (v) any change in economic conditions or financial markets globally or in any country or region, including changes in interest rates, currency or exchange rates or credit markets; (vi) any acts of war, sabotage, terrorism, armed hostilities, military actions or escalations thereof in any country or region; (vii) any earthquakes, hurricanes, tornadoes, tsunamis, floods, wildfires or other weather-related events or natural disasters in any country or region; (viii) the negotiation, execution, announcement or performance of this Agreement or consummation of the transactions contemplated hereby, including any impact on the relationship of any of the Combined Target Companies with any of their customers, employees, investors, financing sources, vendors, distributors, partners or suppliers as a direct result thereof or in connection therewith; (ix) the failure of any of the Combined Target Companies to meet any projections, forecasts, budgets, estimates or milestones with respect to revenues, earnings or otherwise; (x) any actions taken (or omitted to be taken) at the request or with the consent of the Purchaser or the failure to take any action prohibited by this Agreement; (xi) any action, suit, investigation or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby, except for those arising out of the ETE Merger Agreement; (xii) any matter disclosed in the Williams Public Record as of the date of this Agreement or any matter disclosed in the Williams Public Record (as such term is defined in the Other SPA) as of the date of the Other SPA; or (xiii) any of the matters disclosed in the Disclosure Schedules.

“Material Contract” has the meaning ascribed to such term in Section 3.14(a).

“Material Environmental Permits” has the meaning ascribed to such term in Section 3.12(e).

“Material Permits” has the meaning ascribed to such term in Section 3.13(a).

“Minimum Claim Amount” shall have the meaning ascribed to such term in Section 11.11(a)(i).

“NAPP PSA” means the Propylene Purchase and Sale Agreement dated August 19, 2015 between Williams Canada PDH and NAPP.

“Names and Marks” means those applications and registrations for trade names, trademarks, service marks and logos used by the Target Companies prior to the Closing listed in Exhibit 1.1(a).

“NAPP” means North American Polypropylene ULC, an Alberta unlimited liability corporation.

“Net Working Capital” means (without duplication) the net book value of those current assets of the Target Companies, on a combined basis and calculated in accordance with GAAP, that are included in the line item categories of current assets specifically identified on the sample calculation of Net Working Capital attached hereto as Exhibit 2.6 less those current liabilities of the Target Companies, on a combined basis and calculated in accordance with GAAP, that are included in the line item categories of current liabilities specifically identified on the sample calculation of Net Working Capital attached hereto as Exhibit 2.6; provided that, for certainty, Net Working Capital shall not include the current portion of deferred tax assets and liabilities.

“Non-Operated Assets” means the Target Companies’ Assets disclosed on Disclosure Schedule 1.1(a).

“Notice” has the meaning ascribed to such term in Section 12.4.

“Notice of Objection” has the meaning ascribed to such term in Section 2.6(b).

“Objection Period” has the meaning ascribed to such term in Section 2.6(b).

“Olefinic Mix” means a mixture of hydrocarbon liquids comprised primarily of ethane, ethylene, propane, propylene, butane, butylene and olefinic condensate.

“Operating Agreements” means: (i) the Ownership and Operating Agreement, dated September 30, 2003, between Williams Energy Canada and operated by Pembina NGL Corporation; (ii) the Contract Operating Agreement, dated January 1, 2003, Williams Energy Canada and Suncor Energy Marketing Inc.; and (iii) the Operation and Maintenance Agreement, dated January 1, 2003, between Williams Energy Canada and Suncor Energy Oil Sand Limited Partnership.

“Other Purchase Price” means the “Purchase Price”, as such term is defined in the Other SPA.

“Other Seller” means Williams Energy Canada LP.

“Other SPA” means the Share Purchase Agreement made as of the date hereof by and among Other Seller, Inter Pipeline Ltd. and Williams Partners L.P.

“Other SPA Minimum Claim Amount” means the “Minimum Claim Amount”, as such term is defined in the Other SPA.

“Outside Date” means October 31, 2016; provided that if the Competition Act Clearance shall have not been obtained on or by the fifth Business Day prior to:

(a)	October 31, 2016, the Outside Date shall be automatically extended to November 30, 2016; or

(b)	November 30, 2016, the Outside Date shall be automatically extended to December 31, 2016;

or such later date as mutually agreed upon between the Parties.

“Owned Real Property” has the meaning ascribed to such term in Section 3.8(a).

“Party” and “Parties” have the meanings ascribed to such terms in the preamble.

“PDH Budget” means the monthly expenditure budget for Williams Canada PDH shown on Exhibit 1.1(b).

“PDH Contracts” has the meaning ascribed to such term in Section 3.14(f).

“PDH Project” means the propane dehydrogenation project being developed by Williams Canada PDH at the PDH site in the Alberta Industrial Heartland.

“PDP Credits” means Alberta Energy’s Petrochemicals Diversification Program royalty credits.

“PDP Credit Amount” means $135,000,000.

“PDP Purchase Price Adjustment Amount” has the meaning ascribed to such term in Section 2.10(c)(ii)(A)(2).

“PDP Withholding Amount” means $105,000,000.

“Permitted Liens” means all: (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens for services rendered or goods supplied for which payment is not yet due and payable or are being contested in good faith and are reflected in Net Working Capital; (ii) Liens arising under original purchase price conditional sales contracts and equipment and vehicle leases with third parties entered into in the ordinary course of business; (iii) Liens for Taxes, assessments and similar charges that are not yet due and payable or that may thereafter be paid without penalty or are being contested in good faith and are reflected in Net Working Capital; (iv) Liens supporting surety bonds, performance bonds, letters of credit and similar obligations issued in connection with the Business; (v) grants to others of, and amendments to, leases, licenses, rights to occupy or similar rights, rights-of-way, surface leases, crossing rights and other similar rights in lands to the extent that such rights do not materially impair the use of, access to, or operation of the Target Companies’ Assets; (vi) restrictions on the exercise of the rights under a granting instrument that are set forth therein or in another executed agreement between a Target Company and any other parties thereto, other than those agreements and instruments identified in clauses (vii) and (viii) of this definition; provided that: (A) pre-

emptive or preferential rights of purchase, rights of first refusal or other restrictions on transfer under any agreements applicable to the Target Companies’ Assets or the Purchased Shares triggered by the transaction contemplated hereby must be identified in Disclosure Schedule 1.1(b) to qualify as a Permitted Lien; and (B) existing potential reductions in or alterations on the Seller’s interests in the Purchased Shares or a Target Company’s interests in the Target Companies’ Assets triggered by the transaction contemplated hereby must be identified in Disclosure Schedule 1.1(b) to qualify as a Permitted Lien; (vii) any subsisting reservations, limitations, provisions and conditions contained in any original grants from the Crown of any land or interests therein; (viii) except insofar as such encumbrance, instrument and interest is otherwise addressed pursuant to another clause of this definition, such encumbrances, instruments and interests implied or provided for pursuant to sections 61(1) and 62(1) of the Land Titles Act (Alberta) and any implied encumbrances under the statutes of any provinces other than Alberta; and (ix) subject to the other enumerated items of this definition or otherwise to the extent not addressed in items (i) to (viii) above, title defects or Liens (other than those constituting Liens for the payment of indebtedness), if any, that, individually or in the aggregate, do not or would not reasonably be expected to impair in any material respect the use or occupancy of the Target Companies’ Assets, taken as a whole.

“Person” means an individual or entity, including any partnership, limited partnership, corporation, unlimited liability corporation, cooperative, association, trust, limited liability company, joint venture, unincorporated organization or other entity.

“Personal Information” means information about an identifiable individual as defined in Privacy Law, but, for certainty, does not include any business contact information that is used or disclosed for the purpose of contacting such individual in their capacity as an employee or official of an organization and for no other purpose.

“Post-Closing PDP Credit Amount” has the meaning ascribed to such term in Section 2.10(c).

“Post-Closing Period” means any taxable period or portion thereof that is not a Pre-Closing Period.

“Pre-Closing Period” means any taxable period or portion thereof ending on or before 11:59 p.m. on the Closing Date.

“Prime Rate” means the annual rate of interest quoted from time to time by the main branch of the Royal Bank of Canada in Calgary, Alberta as the reference rate then in effect for determining interest rates on Canadian dollar commercial loans.

“Privacy Law” means the Personal Information Protection and Electronic Documents Act (Canada), the Personal Information Protection Act (Alberta) and any comparable Applicable Law of any other jurisdiction.

“Prospectus” has the meaning ascribed to such term in Section 6.11(b).

“Purchase and Sale Transaction” means the sale of the Purchased Shares hereunder in exchange for the Purchase Price.

“Purchased Shares” means 100% of the issued and outstanding shares in each of the Target Companies.

“Purchase Price” has the meaning ascribed to such term in Section 2.2.

“Purchaser” has the meaning ascribed to such term in the preamble.

“Purchaser Closing Certificate” has the meaning ascribed to such term in Section 7.2(a).

“Purchaser Closing Documents” means the documents described in Section 8.2(b), as executed by the Purchaser, and the Purchaser Closing Certificate.

“Purchaser Tax Returns” has the meaning ascribed to such term in Section 9.2(b).

“Receiving Party” has the meaning ascribed to such term in Section 6.4(a).

“Representatives” means, with respect to any Person, the officers, directors, managers, employees, agents, accountants, advisors, attorneys, bankers and other representatives of such Person.

“Remittance Date” has the meaning ascribed to such term in Section 2.9(c), as may be deferred in accordance with Section 2.9(e).

“Resolution Period” has the meaning ascribed to such term in Section 2.6(b).

“Rights-of-Way” has the meaning ascribed to such term in Section 3.8(c).

“ROF” means the olefinic liquids fractionation, storage and distribution facilities and related pipelines located near Redwater, Alberta.

“Seller” has the meaning ascribed to such term in the preamble.

“Seller Closing Certificate” has the meaning ascribed to such term in Section 7.1(a).

“Seller Closing Documents” means the documents described in Section 8.2(a), as executed by the Seller, and the Seller Closing Certificate.

“Seller Tax Returns” has the meaning ascribed to such term in Section 9.2(a).

“Seller Refunds” has the meaning ascribed to such term in Section 9.4.

“Six Months 2016 Financial Statements” has the meaning ascribed to such term in Section 6.11(a).

“SLEP” means the liquids extraction facilities utilized for the extraction of Suncor Olefinic Mix located adjacent to the bitumen upgrader of Suncor in the Fort McMurray area of Alberta.

“Solvent” has the meaning ascribed to such term in Section 3.23.

“Suncor” means Suncor Energy Oil Sands Limited Partnership.

“Suncor Olefinic Mix” means the Olefinic Mix extracted at the SLEP.

“Target Companies” means: (i) Williams Canada Development; (ii) Williams Canada Horizon; (iii) WCES; and (iv) Williams Canada PDH, and “Target Company” means any of them.

“Target Companies’ Assets” the assets of the Target Companies used in the conduct of the Business, including:

(a)	all Owned Real Property and Leased Real Property;

(b)	(i) the Major Facilities; and (ii) all related tangible assets, including equipment, mobile equipment, pumps, valves, motor vehicles, tools and spare parts; and

(c)	the intangible assets and miscellaneous interests of the Target Companies relating to any of the assets set out in items (b)(i) and (ii) above, the PDH Project, the Purchased Shares or the Business, including:

(i)	(1) engineering and design documents and as-built drawings; (2) operating procedures, programs and manuals and equipment manuals; and (3) the books of account, minute books, stock or other equity record books;

(ii)	the Material Contracts;

(iii)	the PDH Contracts;

(iv)	the Rights-of-Way;

(v)	the Material Permits;

(vi)	the Material Environmental Permits; and

(vii)	all Intellectual Property Rights.

“Tax” or “Taxes” means any federal, provincial, territorial, state, municipal, local, domestic, foreign or other taxes, imposts, rates, levies, assessments and other charges including, without limitation, ad valorem, Canada Pension Plan and provincial pension plan deductions and contributions, employment insurance and unemployment insurance deductions and payments, capital, capital stock, customs and import duties, disability, documentary stamp, employee health, employment, estimated, excise, fees, franchise, gains, goods and services, harmonized sales, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, rent, sales, severance, sewer, social security, stamp, transfer, transfer gains, unemployment, use, value added, water, windfall profits, and withholding, together with any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties and shall include any transferee liability in respect of any and all of the above.

“Tax Act” means the Income Tax Act (Canada), R.S.C. 1985, 5th Supplement and the regulations thereunder.

“Tax Claim” has the meaning ascribed to such term in Section 9.5.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Losses” has the meaning ascribed to such term in Section 9.1(a).

“Tax Returns” means any return, report, information return, designation, declaration, schedule, election, form or other document (including schedules or any related or supporting information) filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax and any amendment thereof.

“TCP Purchase Price” has the meaning ascribed to such term in Section 2.9(b).

“TCP Shares” has the meaning ascribed to such term in Section 2.9(a).

“Third Party Claim” has the meaning ascribed to such term in Section 11.6.

“Transaction Personal Information” has the meaning ascribed to such term in Section 6.5.

“Transition Services Agreement” means the Transition Services Agreement to be made as of the Closing Date by and between Williams and the Combined Target Companies in respect of the provision of certain services by Williams in the form attached as Exhibit 8.2(a)(vi) or as may otherwise be agreed to by the Parties in their sole discretion.

“Transfer Taxes” has the meaning ascribed to such term in Section 9.1(d).

“Uniform Fraudulent Conveyance Act” means the Uniform Fraudulent Conveyance Act proposed by The National Conference of Commissioners on Uniform State Laws in 1918, as amended, modified or supplemented to from time to time.

“Uniform Fraudulent Transfer Act” means the Uniform Fraudulent Transfer Act proposed by The National Conference of Commissioners on Uniform State Laws in 1984, as amended, modified or supplemented to from time to time,

“Unlimited Liability Corporations” means Williams Canada Horizon, Williams Canada PDH and Williams Energy Canada.

“Virtual Data Room” means the electronic files (other than those in “file 21”) accessible to the Purchaser as of 12:00 p.m. MST on August 7, 2016 in the electronic data room provided by Intralinks, Inc. on behalf of the Seller, and that was subsequently saved electronically and delivered to the Purchaser concurrently with the execution hereof.

“WCES” means Williams Canada Employee Services Inc., an Alberta corporation.

“Williams” means The Williams Companies, Inc., a Delaware corporation.

“Williams Canada Development” means Williams Energy Canada Development ULC, an Alberta unlimited liability corporation.

“Williams Canada Horizon” means Williams Horizon Offgas ULC, an Alberta unlimited liability corporation.

“Williams Canada PDH” means Williams Canada Propylene ULC, an Alberta unlimited liability corporation.

“Williams Energy Canada” means Williams Energy Canada ULC, an Alberta unlimited liability corporation.

“Williams Energy Canada Facilities” means the Boreal Pipeline and ROF.

“Williams Public Record” means all information filed by Williams which is available for public viewing on the EDGAR website at https://www.sec.gov/info/edgar.shtml under Williams profile (NYSE: WMB).

“Withholding Amount” has the meaning ascribed to such term in Section 2.9(b).

1.2	Construction.

In this Agreement, unless a clear contrary intention appears: (a) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (b) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb); (c) the term “including” (and all correlative terms) shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation”; (d) references to Articles and Sections refer to Articles and Sections of this Agreement; (e) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Exhibits and Disclosure Schedules, and not to any particular subdivision unless expressly so limited; (f) references in any Article or Section or definition to any clause means such clause of such Article, Section or definition; (g) references to Exhibits and Disclosure Schedules refer to the Exhibits and Disclosure Schedules attached to this Agreement, each of which is hereby incorporated in this Agreement and made a part of this Agreement for all purposes as if set forth in full in this Agreement; (h) all references to money, including all amounts preceded by a dollar sign, refer to the lawful currency of Canada unless otherwise specified; (i) all accounting terms used in this Agreement and not expressly defined shall have the meanings given to them under GAAP; (j) any event contemplated by this Agreement requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day; (k) the Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement; (l) if a word is defined in this Agreement, a derivative of that word shall have a corresponding meaning; (m) examples shall not be construed to limit the matter they illustrate; (n) reference to any agreement, document or instrument means such agreement, document or instrument as amended, replaced, restated or modified and in effect from time to time (through the Closing Date) in accordance with the terms thereof; (o) references to any Applicable Law (including any statute referenced in this Agreement) means such Applicable Law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect from time to time (through the Closing Date), including rules and regulations promulgated thereunder, and references to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect (through the Closing Date) and constituting the substantive amendment, modification, codification, replacement or re-enactment of such section or other provision; (p) references to the time of day or date mean the local time or date in Calgary, Alberta; and (q) the headings of the Articles and Sections of this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1	Purchase and Sale.

Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Seller shall sell, transfer, assign, convey and deliver to the Purchaser the Purchased Shares. At Closing, the Seller shall deliver to the Purchaser the certificates representing the Purchased Shares, free and clear of all Liens, which certificates shall be duly endorsed for transfer to the Purchaser by the Seller.

2.2	Purchase Price.

The aggregate consideration to be paid by the Purchaser to the Seller or its designee for the Purchased Shares on the Closing Date shall consist of a payment to the Seller or such designee of an amount equal to $472,500,000, as adjusted by the purchase price adjustments set forth in Section 2.3, Section 2.6 and Section 2.10 (the “Purchase Price”).

2.3	Estimated Purchase Price Adjustment Amount.

No later than five Business Days prior to the Closing Date, the Seller shall prepare and deliver to the Purchaser a worksheet setting forth:

(a)	(i) an estimated calculation of the Net Working Capital as of 11:59 p.m. Calgary time on the day immediately preceding the Closing Date (the “Estimated Net Working Capital”); (ii) an estimated calculation of the Interim PDH Expenditures (if any) as of 11:59 p.m. Calgary time on the day immediately preceding the Closing Date (“Estimated Interim PDH Expenditures”); (iii) an estimated calculation of outstanding Debt of the Target Companies (if any) as of 11:59 p.m. Calgary time on the day immediately preceding the Closing Date (“Estimated Debt”); and (iv) a resulting calculation of the Estimated Purchase Price Adjustment Amount.

(b)	If the Estimated Purchase Price Adjustment Amount is a positive number, then there shall be a corresponding dollar-for-dollar increase to the Purchase Price to be paid by the Purchaser to the Seller at the Closing.

(c)	If the Estimated Purchase Price Adjustment Amount is a negative number, then there shall be a corresponding dollar-for-dollar decrease to the Purchase Price to be paid by the Purchaser to the Seller at the Closing.

(d)	If the Estimated Purchase Price Adjustment Amount is equal to zero, then there shall be no increase or decrease to the Purchase Price to be paid by the Purchaser to the Seller at the Closing.

2.4	Payment of Purchase Price.

The Purchase Price, as adjusted pursuant to Section 2.3 and Section 2.10(a) and subject to withholding as provided in Section 2.9(b) and Section 2.10(a)(iii), shall be paid by the Purchaser by wire transfer of immediately available funds on the date of Closing to a single account located in North America specified by the Seller at least five Business Days prior to the Closing; provided that an amount equal to the sum of the Withholding Amount (if any) plus the PDP Withholding Amount (if any) shall be paid to the Closing Escrow Agent by wire transfer of immediately available funds on the date of Closing in accordance with the terms of this Agreement and pursuant to the terms of the Closing Escrow Agreement.

2.5	[Intentionally Deleted].

2.6	Purchase Price Adjustment.

(a)

Within 90 days after the Closing Date, the Purchaser shall prepare and deliver, or cause to be prepared and delivered, to the Seller: (i) a worksheet showing the components of Net Working Capital as of 11:59 p.m. Calgary time on the day immediately preceding the Closing Date (the “Final Working Capital Worksheet”); (ii) the Purchaser’s calculation of the Net Working Capital based on the Final Working Capital Worksheet as of 11:59 p.m. Calgary time on the day immediately preceding the Closing Date (the “Final Net Working Capital”); (iii) Purchaser’s calculation of the Interim PDH Expenditures (if any) as of 11:59 p.m. Calgary time on the day immediately preceding the Closing Date (the “Final

Interim PDH Expenditures”); (iv) Purchaser’s calculation of the outstanding Debt of the Target Companies (if any) as of 11:59 p.m. Calgary time on the day immediately preceding the Closing Date (the “Final Debt”); and (v) the Purchaser’s calculation of the Final Purchase Price Adjustment Amount. Following receipt by the Seller of the foregoing items, the Purchaser shall, and shall cause the Target Companies to: (x) permit the Seller and its Representatives to have reasonable access to the books, records and other documents (including internal work papers, schedules, financial statements and memoranda) of the Target Companies; (y) cooperate with the Seller and its Representatives in seeking to obtain work papers from the Purchaser and the Target Companies pertaining to the calculation of the Final Purchase Price Adjustment Amount and provide the Seller with copies thereof (as reasonably requested by the Seller); and (z) provide the Seller and its Representatives access to the Purchaser’s Representatives as requested by the Seller on reasonable prior notice.

(b)	The Seller may provide a written notice accepting the Final Purchase Price Adjustment Amount at any time after receipt of the Purchaser’s calculation of the Final Purchase Price Adjustment Amount. If the Seller does not send such an acceptance, and unless the Seller delivers to the Purchaser written notice setting forth any specific items in the Purchaser’s calculation of the Final Purchase Price Adjustment Amount disputed by the Seller (each, a “Disputed Item”) and a written statement (a “Notice of Objection”) setting forth the Seller’s calculation of each such Disputed Item on or prior to the 60th day after the Seller’s receipt of the Final Working Capital Worksheet, the Final Net Working Capital, the Final Interim PDH Expenditures and the Final Debt (such period, the “Objection Period”), the Seller will be deemed to have accepted and agreed to the Purchaser’s calculation of the Final Purchase Price Adjustment Amount and such agreement will be final, binding and conclusive. Any items in the Purchaser’s calculation of the Final Purchase Price Adjustment Amount to which the Seller has not given a Notice of Objection within the Objection Period will be deemed to have been agreed upon by the Parties. If the Seller so notifies the Purchaser of its objections to the Purchaser’s calculation of the Final Purchase Price Adjustment Amount within the Objection Period, the Seller and the Purchaser shall use their respective commercially reasonable efforts to resolve the Disputed Items within 30 days following such notice (the “Resolution Period”). Any resolution by the Seller and the Purchaser during the Resolution Period as to any Disputed Items will be final, binding and conclusive.

(c)

If the Seller and the Purchaser do not resolve all Disputed Items by the end of the Resolution Period, then the Seller and the Purchaser shall submit all unresolved Disputed Items to the firm of KPMG, or such other independent, nationally recognized accounting firm to which the Parties may agree in writing (the “Accounting Firm”) as soon as practicable, and not later than seven days, following the expiration of the Resolution Period. In such event, the Seller and the Purchaser shall each submit to the Accounting Firm its calculation of the Final

Purchase Price Adjustment Amount together with detailed supporting documentation as it deems appropriate. The Accounting Firm shall consider only those items and amounts in the Seller’s and the Purchaser’s respective calculations of the Final Purchase Price Adjustment Amount that are identified as Disputed Items. The scope of the Disputed Items to be resolved by the Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in compliance with this Section 2.6 and Exhibit 2.6, and the Accounting Firm is not to make any other determination. In resolving any Disputed Item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The Accounting Firm shall be required to resolve such dispute within 30 days after the date on which the Accounting Firm receives the calculations of the Final Purchase Price Adjustment Amount submitted by the Seller and the Purchaser. The determination of the Accounting Firm shall be conclusive and binding upon the Parties and shall not be subject to appeal or further review absent manifest error. The costs and expenses of the Accounting Firm will be shared equally by the Parties. The Parties agree that the procedures set forth in this Section 2.6 shall be the sole and exclusive method for resolving disputes regarding the determination of the Final Purchase Price Adjustment Amount.

(d)	Within five Business Days after the Final Purchase Price Adjustment Amount is finally determined pursuant to this Section 2.6:

(i)	if the Final Purchase Price Adjustment Amount as finally determined pursuant to this Section 2.6 exceeds the Estimated Purchase Price Amount, the Purchaser shall deliver to the Seller, by wire transfer of immediately available funds to the account designated by the Seller, an amount equal to the excess of the Final Purchase Price Adjustment Amount over the Estimated Purchase Price Adjustment Amount;

(ii)	if the Final Purchase Price Adjustment Amount as finally determined pursuant to this Section 2.6 is less than the Estimated Purchase Price Adjustment Amount, then the Seller shall deliver to the Purchaser, by wire transfer of immediately available funds to the account designated by the Purchaser an amount equal to the excess of the Estimated Purchase Price Adjustment Amount over the Final Purchase Price Adjustment Amount; and

(iii)	if the Final Purchase Price Adjustment Amount as finally determined pursuant to this Section 2.6 is equal to the Estimated Purchase Price Adjustment Amount, neither the Purchaser nor the Seller shall have any further obligation under this Section 2.6.

(e)	Notwithstanding Section 2.6(a), if Purchaser or any of the Target Companies receive any IEEP Credits on or after the Closing Date, Purchaser shall, until the end of the third anniversary of the Closing Date, pay to Seller the full amount of any such IEEP Credits received within 30 days of the receipt thereof until the aggregate amount of such payments in respect of such IEEP Credits pursuant to this Section 2.6(e) is equal to the IEEP Credit Amount and, thereafter, Purchaser shall be entitled to retain any further IEEP Credit received by Purchaser or any Combined Target Company.

2.7	Interest Accrues on Amounts Owing.

Any amount owing to a Party by the other Party pursuant to any provision of this ARTICLE 2 after Closing and remaining unpaid shall bear interest calculated daily and compounded monthly, from the day such amount was due to be paid until the day such amount was paid, at the Prime Rate plus 1% per annum regardless of whether such Party has given the other Party prior notice of the accrual of interest hereunder. For the purposes of this Section 2.7, amounts withheld and paid to the Closing Escrow Agent as provided in Sections 2.9 and 2.10 shall be deemed to not be amounts owing by the Purchaser to the Seller that remain unpaid after Closing.

2.8	Allocation of Purchase Price.

The Seller and the Purchaser shall allocate the Purchase Price among the Purchased Shares as set out in Exhibit 2.8. The Seller and the Purchaser agree that the values so attributed to the Purchased Shares are the respective fair market values thereof, and the Seller and the Purchaser shall file all Tax Returns in a manner consistent with the foregoing allocations. If any Governmental Authority does not agree with the allocation of the Purchase Price agreed to by the Parties in accordance with the foregoing, the Parties shall use commercially reasonable efforts and good faith to agree upon different allocations acceptable to the relevant Governmental Authority and, if the Parties are able to agree, they shall thereafter amend the allocations and their Tax Returns accordingly; provided however that nothing in this Section 2.8 shall be construed as to require either Party to commence or participate in any litigation or administrative process challenging the determination so made by any relevant Governmental Authority.

2.9	Withholding.

Notwithstanding anything else in this Agreement:

(a)	the Seller shall take all reasonable steps to obtain and deliver to the Purchaser a certificate issued by the Canada Revenue Agency (the “CRA”) pursuant to the relevant provisions in section 116 of the Tax Act (a “Clearance Certificate”) with respect to any of the Purchased Shares that are “taxable Canadian property” as defined in the Tax Act (the “TCP Shares”).

(b)

the Purchaser shall be entitled to withhold from the portion of the Purchase Price that is allocated to the TCP Shares (the “TCP Purchase Price”) twenty-five percent (25%) of the amount, if any, by which the TCP Purchase Price exceeds the certificate limit of any Clearance Certificate delivered on or before the Closing Date, or if no Clearance Certificate is delivered on or before the Closing Date, the Purchaser shall be entitled to withhold from the TCP Purchase Price an amount equal to twenty-five percent (25%) of the TCP Purchase Price (in either case, the “Withholding Amount”).

(c)	Where the Purchaser has withheld the Withholding Amount and the Seller delivers to the Purchaser, after the Closing Date, but on or before 28th day of the month following the Closing Date (the “Remittance Date”), either:

(i)	a Clearance Certificate indicating an amount of proceeds of disposition that is equal to (or greater than) the TCP Purchase Price, then the Closing Escrow Agent shall pay forthwith to the Seller the Withholding Amount, and the Parties shall direct the Closing Escrow Agent to disburse such amount to the Seller; or

(ii)	a Clearance Certificate indicating an amount of proceeds of disposition that is less than the TCP Purchase Price, then only the amount required to be remitted based on the Clearance Certificate will be remitted by the Closing Escrow Agent (on behalf of the Purchaser) to the Receiver General for Canada, and any excess amount remaining after such remittance shall be paid forthwith by the Closing Escrow Agent to the Seller, and the Parties shall direct the Closing Escrow Agent to disburse such amounts to the Receiver General for Canada and, if applicable, the Seller.

(d)	Where the Purchaser has withheld the Withholding Amount and no Clearance Certificate has been delivered to the Purchaser, and no joint direction from the Seller and the Purchaser in respect of the Withholding Amount has been delivered to the Closing Escrow Agent, on or before the Remittance Date, subject to Section 2.9(e), the Parties shall direct the Closing Escrow Agent to disburse such amounts to the Receiver General for Canada on behalf of the Purchaser (and the amount so remitted shall be credited as a payment of the TCP Purchase Price under this Agreement).

(e)	Where the Purchaser has withheld the Withholding Amount and no Clearance Certificate has been delivered to the Purchaser by the Seller on or before the Remittance Date in accordance with Section 2.9(c), no portion of the Withholding Amount shall be remitted to the Receiver General for Canada if, on or before the Remittance Date:

(i)	the Seller delivers to the Purchaser a comfort letter issued by the CRA deferring the remittance obligations of the Purchaser under section 116 of the Tax Act pending the issuance of the Clearance Certificate; and

(ii)	the Parties shall provide a joint written notice to the Closing Escrow Agent indicating (A) that the CRA has deferred the date of the Purchaser’s remittance obligations under section 116 of the Tax Act, and (B) the resulting deferred Remittance Date, whereupon the Withholding Amount shall be dealt with by the Closing Escrow Agent in the manner described in Sections 2.9(c) and 2.9(d) applied mutatis mutandis having regard to such deferred Remittance Date.

(f)	Any amount withheld from the TCP Purchase Price by the Purchaser pursuant to this Section 2.9 shall be paid to the Closing Escrow Agent and held in escrow pursuant to the Closing Escrow Agreement (the terms of which shall be consistent with this Section 2.9), until either (i) the Withholding Amount is paid to the Seller in the manner described in Section 2.9(c), or (ii) the Withholding Amount is remitted to the Receiver General for Canada for the account of the Seller in the manner described in Section 2.9(d). Notwithstanding any other provision of this Agreement, where all or a portion of the Withholding Amount is remitted to the appropriate Governmental Authorities in accordance with the provision of this Section 2.9, such amounts so remitted shall be deemed to have been paid by the Purchaser and received by the Seller as at the Closing Date.

(g)	For greater certainty, the Purchaser acknowledges and agrees that any amounts withheld pursuant to this Section 2.9 shall not in any event be subject to any set-off or reduction with respect to any claim for indemnification of the Purchaser pursuant to ARTICLE 9 and, accordingly, in all events, the amounts withheld pursuant to this Section 2.9, to the extent not remitted to the CRA as contemplated herein, shall be paid to the Seller in accordance with the terms of this Section 2.9.

2.10	PDP Credits.

Notwithstanding anything else in this Agreement:

(a)	the Seller shall, prior to Closing:

(i)	provide evidence reasonably satisfactory to the Purchaser, such as written notification from a Governmental Authority, that the Seller has received confirmation from the applicable Governmental Authority that the Target Companies are entitled to PDP Credits equal to or greater than the PDP Credit Amount, in which case there shall be no amount withheld from the Purchase Price pursuant to this Section 2.10; or

(ii)	provide evidence reasonably satisfactory to the Purchaser, such as written notification from a Governmental Authority, that Seller has received confirmation from the applicable Governmental Authority that the Target Companies are entitled to PDP Credits in an amount that is less than the PDP Credit Amount, in which case the Purchase Price shall be reduced by an amount equal to: (A) the PDP Credit Amount less the amount of PDP Credits to which the Target Companies are entitled, multiplied by (B) 70%; or

(iii)	inform the Purchaser that the Seller has not received confirmation from the applicable Governmental Authority that the Target Companies are entitled to the PDP Credits, in which case the Purchaser shall be entitled to withhold from the portion of the Purchase Price an amount equal to the PDP Withholding Amount which shall be delivered to the Closing Escrow Agent.

(b)	Where the Purchaser has withheld the PDP Withholding Amount in accordance with Section 2.10(a)(iii) and no evidence reasonably acceptable to the Purchaser of any PDP Credits has been delivered to the Purchaser by the Seller during the period from Closing through to March 31, 2017, the Parties shall direct the Closing Escrow Agent to release to the Purchaser the full amount withheld plus interest earned thereon, the Seller shall not be entitled to any portion of such withheld amount and the Purchase Price shall be reduced by an amount equal to the PDP Withholding Amount.

(c)	Where the Purchaser has withheld the PDP Withholding Amount in accordance with Section 2.10(a)(iii) and, during the period from Closing through to March 31, 2017, the Seller has delivered to the Purchaser evidence reasonably acceptable to Purchaser, such as written notification from a Governmental Authority, from the applicable Governmental Authority that the Target Companies are entitled to PDP Credits in an amount (the amount of such PDP Credits, the “Post-Closing PDP Credit Amount”) that is:

(i)	equal to or greater than the PDP Credit Amount, the Parties shall apply Section 2.9 to the PDP Withholding Amount and direct the Closing Escrow Agent to disburse:

(A)	to the Seller, the PDP Withholding Amount and the interest earned thereon while held by the Closing Escrow Agent, less any withholdings thereon due to the application of Section 2.9; and

(B)	to the Receiver General for Canada for the account of the Seller, the withholdings referred to in Section 2.10(c)(i)(A); or

(ii)	less than the PDP Credit Amount, then:

(A)	the Purchase Price shall be reduced by an amount equal to: (1) the PDP Credit Amount less the Post-Closing PDP Credit Amount, multiplied by (2) 70% (such amount, the “PDP Purchase Price Adjustment Amount”);

(B)	the Parties shall apply Section 2.9 to the PDP Withholding Amount less the PDP Purchase Price Adjustment Amount and direct the Closing Escrow Agent to disburse:

(1)	to the Seller, the PDP Withholding Amount less the PDP Purchase Price Adjustment Amount plus the interest earned on the difference of the PDP Withholding Amount less the PDP Purchase Price Adjustment Amount while held by the Closing Escrow Agent, less any withholdings thereon due to the application of Section 2.9;

(2)	to the Receiver General for Canada for the account of the Seller, the withholdings referred to in Section 2.10(c)(ii)(B)(1); and

(3)	to the Purchaser, the PDP Purchase Price Adjustment Amount and the interest earned thereon while held by the Closing Escrow Agent.

(d)	The PDP Withholding Amount withheld from the Purchase Price by the Purchaser pursuant to Section 2.10(a)(iii) shall be paid to the Closing Escrow Agent and held in escrow pursuant to the Closing Escrow Agreement (the terms of which shall be consistent with this Section 2.10), until either (i) released to the Purchaser in the manner described in Section 2.10(b), or (ii) released to the Seller and, if applicable, the Receiver General for Canada (for the account of the Seller) and the Purchaser in the manner described in Section 2.10(c).

(e)	The Purchaser acknowledges and agrees that any amounts withheld pursuant to this Section 2.10 that would otherwise form part of the TCP Purchase Price shall be excluded from the amount of the TCP Purchase Price for purposes of the application of Section 2.9, unless and until any portion of such amounts are released to Seller pursuant to this Section 2.10, at which time the Purchaser may deal with such amounts released to the Seller in accordance with the provisions of this Section 2.9.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller and, solely with respect to Section 3.23, the Guarantor, hereby represent and warrant to the Purchaser that:

3.1	Organization.

(a)	The Seller is a corporation validly existing and in good standing under the laws of the Kingdom of the Netherlands and has all requisite power and authority to own, operate and lease its properties and assets (including the Purchased Shares) and to carry on its business as now conducted.

(b)	Each Target Company is a corporation or unlimited liability corporation, validly existing and in good standing under the laws of the Province of Alberta, Canada and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c)	Each Target Company is duly licensed or qualified to do business and is in good standing in the provinces and jurisdictions in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified.

3.2	Authority and Approval.

The Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Seller Closing Documents, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof and thereof to be performed by it. The execution and delivery by the Seller of this Agreement and the Seller Closing Documents, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof and thereof to be performed by the Seller have been duly authorized and approved by all requisite corporate action on the part of the Seller. This Agreement has been, and the Seller Closing Documents will be on the Closing Date, duly executed and delivered by the Seller and this Agreement constitutes, and the Seller Closing Documents will on the Closing Date constitute, the valid and legally binding obligation of each of them, enforceable against the Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) (collectively, “Creditors’ Rights”).

3.3	No Conflict; Consents and ROFRs.

Except as set forth on Disclosure Schedule 3.3:

(a)

the execution, delivery and performance of this Agreement and the Seller Closing Documents by the Seller does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with any of, or result in any breach of the provisions of the governing documents of the Seller or any Target Company; (ii) provided the Competition Act Clearance is obtained, violate Applicable Law applicable to the Seller, any Target Company, the Purchased Shares or the Target Companies’ Assets; (iii) result in a breach of or constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the termination or cancellation of, or in a right of termination or cancellation of, any Material

Contract; or (iv) result in the creation of any Lien on the Purchased Shares or any Lien (other than Permitted Liens) on any of the Target Companies’ Assets under any indenture, mortgage, or other financing instrument to which the Target Companies are a party or to which their respective Target Companies’ Assets are bound, except in the case of clauses (ii) and (iii) for those violations, breaches or defaults that that are not material to the Business or would not materially impair the Seller’s ability to effect the Closing or to perform its obligations under this Agreement;

(b)	no notice, consent, approval or authorization of any Governmental Authority is required to be obtained or made by the Seller or any of the Target Companies with respect to the sale of the Purchased Shares to the Purchaser, in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or in any documents to be executed by the Seller pursuant to this Agreement, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) as required as a result of the activities of the Purchaser or its Affiliates, (iii) for those that are not material to the Business or would not materially impair the Seller’s ability to effect the Closing or to perform its obligations under this Agreement (including such notices, consents, approvals or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing), or (iv) pursuant to the applicable requirements, if any, of the Competition Act (Canada), as amended (the “Competition Act”); and

(c)	there are no pre-emptive, preferential or first purchase rights or other restrictions on transfer arising under any agreements applicable to a material tangible asset held by the Target Companies that become operative by virtue of this Agreement or the transactions effected by it.

3.4	Capitalization; Title to Purchased Shares.

(a)	The authorized capital of WCES consists of an unlimited number of common shares. The Seller owns, beneficially and of record, all of the issued and outstanding shares in the capital of WCES free and clear of all Liens (other than Liens specified in the articles of incorporation of WCES).

(b)	The authorized capital of Williams Canada Development consists of an unlimited number of common shares. The Seller owns, beneficially and of record, all of the issued and outstanding shares in the capital of Williams Canada Development free and clear of all Liens (other than Liens specified in the articles of incorporation of Williams Canada Development).

(c)	The authorized capital of Williams Canada Horizon consists of an unlimited number of common shares. The Seller owns, beneficially and of record, all of the issued and outstanding shares in the capital of Williams Canada Horizon free and clear of all Liens (other than Liens specified in the articles of incorporation of Williams Canada Horizon).

(d)	The authorized capital of Williams Canada PDH consists of an unlimited number of common shares. The Seller owns, beneficially and of record, all of the issued and outstanding shares in the capital of Williams Canada PDH free and clear of all Liens (other than Liens specified in the articles of incorporation of Williams Canada PDH).

(e)	Neither the Seller nor the Purchased Shares is subject to any agreements or understandings with respect to the voting or transfer of any of the Purchased Shares (except the sale of the Purchased Shares contemplated by this Agreement and restrictions on transfer under the organizational documents of the Target Companies and applicable securities laws).

(f)	There are no outstanding subscriptions, options, warrants, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights issued or granted by, or binding upon, the Seller or any of the Target Companies to purchase or otherwise acquire or to sell or otherwise dispose of the Purchased Shares, except as contemplated by this Agreement.

(g)	No Person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual), including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any unissued shares or other securities of the Target Companies.

(h)	None of the Target Companies owns any equity interest in any other Person nor have any agreements of any nature to acquire, directly or indirectly, any equity interest in any other Person or to acquire any other business operations been entered into by any of the Target Companies.

3.5	Financial Information; Undisclosed Liabilities.

(a)

The Seller has provided the Purchaser copies of (i) the audited combined financial statements of the Combined Target Companies consisting of a statement of operations and comprehensive income (loss), a statement of changes in equity and a statement of cash flows, each for the years ended December 31, 2015 and 2014, and a balance sheet as of December 31, 2015 and 2014, together with the notes thereto, as reported on by Ernst & Young LLP, Chartered Accountants; and (ii) the unaudited combined financial statements of the Combined Target Companies as of March 31, 2016 and December 31, 2015 and for the three months ended March 31, 2016 and 2015 consisting of a statement of operations and comprehensive income (loss), a statement of changes in equity, a statement of cash flows, and a balance sheet, together with the notes thereto (collectively, the “Financial Statements”). The Financial Statements present fairly in all material respects the respective financial position and results of operations of the

Combined Target Companies as of the dates thereof and for the periods presented. The Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with that of prior fiscal periods, without any changes in accounting principles, except as otherwise indicated in such Financial Statements and the notes thereto and subject, in the case of the unaudited combined financial statements, for normal recurring year-end adjustments.

(b)	There are no liabilities of the Target Companies other than (i) liabilities accrued in the Financial Statements, (ii) liabilities incurred in the ordinary course of business since January 1, 2016 consistent with past practice of the same type as liabilities reflected in the Financial Statements, (iii) liabilities not required under GAAP to be included in the Financial Statements, (iv) liabilities permitted to be incurred in connection with the transactions contemplated by this Agreement, (v) liabilities set forth in the Disclosure Schedules, and (vi) liabilities that are not, individually or in the aggregate, material to the Business.

3.6	Business of the Target Companies.

Except as set forth on Disclosure Schedule 3.6 or within Williams Public Record:

(a)	since October 1, 2000, the only material business activities that have been carried on by the Target Companies are and have been the Business; and

(b)	prior to October 1, 2000, to the Seller’s Knowledge, the only material business activities that have been carried on by the Target Companies are and have been the Business.

3.7	Major Facilities.

Except as disclosed on Disclosure Schedule 3.7, the Target Companies have: (a) title to, (b) a leasehold interest in, (c) a license, or (d) a contractual or other right to use the Major Facilities, free and clear of all Liens other than Permitted Liens.

3.8	Real Property; Rights-of-Way.

(a)	Disclosure Schedule 3.8 sets forth the municipal address or legal description of all real property registered title to which is in the name of such Target Company in fee simple (excluding any and all subsurface rights inclusive of mines and minerals, the “Owned Real Property”) and all material real property held under lease by such Target Company (excluding any and all subsurface rights inclusive of mines and minerals, the “Leased Real Property”). Except as set forth in Disclosure Schedule 3.8, each Owned Real Property is beneficially owned by the Target Company specified under the corresponding column in Disclosure Schedule 3.8 entitled “Beneficial Owner”, free and clear of all Liens other than Permitted Liens and those registrations specified in Disclosure Schedule 3.8 under the column “Permitted Encumbrances”. Except as set forth in Disclosure Schedule 3.8, the Target Companies do not own or lease and have not agreed to acquire or lease any other material surface real property.

(b)	Except as described on Disclosure Schedule 3.8, with respect to the Leased Real Property and to the Seller’s Knowledge: (i) the applicable Target Company has not failed to comply with, perform, observe or satisfy any term, condition, obligation or liability which has heretofore arisen under the provisions of any of the leases or any other agreements and documents to which the Leased Real Property are subject; (ii) the applicable Target Company has not received notice of default under any obligation, agreement, document, order, writ, injunction or decree of any court or of any commission or administrative agent, which might result in impairment or loss of the interest of the applicable Target Companies in and to the Leased Real Property or which might otherwise adversely affect the Leased Real Property; and (iii) all amounts due and payable to third parties prior to the date hereof and pertaining to the Leased Real Property have been fully paid.

(c)	Disclosure Schedule 3.8 contains a list of all material easements, rights-of-way and similar agreements granting an interest in land from each Person, including Governmental Authorities, as, except as set forth in Disclosure Schedule 3.8, are sufficient to conduct the Business substantially as operated on the date hereof, subject in each case to Permitted Liens (collectively, the “Rights-of-Way”).

(d)	The Seller has provided (or otherwise made available for review) a true copy of each lease set out in Disclosure Schedule 3.8 (including all amendments and other modifications thereto) to the Purchaser.

3.9	Litigation; Compliance with Applicable Laws.

Except as relates to Taxes and Environmental Laws (which are addressed solely in Section 3.11 and Section 3.12 and not in this Section 3.9) and as set forth on Disclosure Schedule 3.9:

(a)	As of the date of this Agreement, there are no (i) actions, suits, investigations or proceedings commenced or pending or, to the Seller’s Knowledge, threatened against any of the Target Companies, the Target Companies’ Assets or the Business, or (ii) outstanding judgments, writs, injunctions, orders or decrees of any Governmental Authority against any of the Target Companies, the Target Companies’ Assets or the Business (other than judgments, orders or decrees and requirements of Government Authorities in connection with permitting, interconnection requests, and similar requirements for project development, in each case in the ordinary course) except, in each case, for those items that are not material to the Business or would not materially impair the Seller’s ability to effect the Closing or to perform its obligations under this Agreement;

(b)

Except as otherwise set forth in this Agreement (including in any Disclosure Schedule), to the Seller’s Knowledge, none of the Target Companies is in violation of or in default under any Applicable Law, except as are not material to the Business or would not materially impair the Seller’s ability to effect the Closing or to perform its obligations under this Agreement and, to Seller’s Knowledge, neither Seller nor any of the Target Companies have received any notice from any Governmental Authority alleging any material violation by the Target Companies (or any of them) of any Applicable Law that has not been cured; and

(c)	As of the date of this Agreement, there are no actions, suits or proceedings commenced by a Target Company against any other Person that remain outstanding.

3.10	No Adverse Changes.

Except as set forth on Disclosure Schedule 3.10, from January 1, 2016 through the date of this Agreement:

(a)	to the Seller’s Knowledge, the Non-Operated Assets have been operated and maintained consistent in all material respects with the applicable Operating Agreement;

(b)	all other Target Companies’ Assets and the Business have been operated and maintained consistent with the standard set forth in Section 6.1(a);

(c)	to the Seller’s Knowledge, there has not been any damage, destruction or loss to any portion of the Target Companies’ Assets, whether or not covered by insurance that has not been fully repaired or restored, having a replacement cost of more than $5,000,000 for any single loss or $15,000,000 for all such losses;

(d)	to the Seller’s Knowledge, there has not been a Material Adverse Effect; and

(e)	none of the items described in Sections 6.1(b)(i), 6.1(b)(ii), 6.1(b)(iii), 6.1(b)(viii) (other than Permitted Liens on any Target Companies’ Assets), 6.1(b)(ix), 6.1(b)(x) or 6.1(b)(xi) has occurred, except to the extent such items would have been permitted under Section 6.1(b).

3.11	Taxes.

(a)	Except as set forth in Disclosure Schedule 3.11, each of the Target Companies has prepared and filed when due with each applicable Taxing Authority all Tax Returns required to be filed by or on behalf of the Target Companies in respect of all Taxes for all fiscal periods ending prior to the date hereof. All such Tax Returns are correct and complete in all material respects;

(b)	Each of the Target Companies has paid in full and when due all Taxes and installments on account of Taxes required to be paid by them on or prior to the date hereof. There are no Liens (other than Permitted Liens) for unpaid Taxes on any of the Target Companies’ Assets;

(c)	No reassessments of any of the Target Companies’ Taxes have been issued and are outstanding and there are no outstanding issues which have been raised and communicated in writing to any of the Target Companies by any Taxing Authority for any fiscal period in respect of which a Tax Return of a Target Company has been audited. None of the Target Companies has received any indication in writing from any Taxing Authority that a reassessment of a Target Company is proposed in respect of any Taxes, regardless of its merits. None of the Target Companies has executed or filed with any Taxing Authority any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes;

(d)	Each of the Target Companies has deducted, withheld, collected and remitted, when due to each applicable Taxing Authority, all Taxes which it is required to deduct, withhold, collect and remit. Without restricting the generality of the foregoing, each of the Target Companies has withheld from each amount paid or credited or deemed to have been paid or credited to, and each taxable benefit conferred upon or dividend or distribution paid or deemed to have been paid to any of its present or former employees, shareholders, officers and directors, and to all Persons who are or are deemed to be non-residents of Canada for purposes of the Tax Act all amounts required by the Tax Act and any applicable provincial or territorial tax legislation to be withheld, and has remitted such withheld amounts within the prescribed periods to each appropriate Taxing Authority. Each of the Target Companies has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees to the proper Governmental Authority within the time required under any applicable federal, provincial or territorial laws;

(e)	With respect to any of the Purchased Shares that are not “taxable Canadian property” as defined in the Tax Act, at no time during the 60-month period that ends at the Closing Date was more than 50% of the fair market value of such Purchased Shares derived directly or indirectly from one or any combination of:

(i)	real or immovable property situated in Canada;

(ii)	Canadian resource properties;

(iii)	timber resource properties; and

(iv)	options in respect of, or interests in, or for civil law rights in, property described in any of subparagraphs (i) to (iii), whether or not the property exists; and

(f)	The undepreciated capital cost, cumulative eligible capital and non-capital losses as at December 31, 2015 are not less than the balances reported on Disclosure Schedule 3.11(f).

3.12	Environmental Matters.

Except as disclosed in Disclosure Schedule 3.12 and, in the case of the Non-Operated Assets, to the Seller’s Knowledge:

(a)	the Target Companies, its operations and the Target Companies’ Assets and the Business are in compliance with applicable Environmental Laws in all material respects;

(b)	no circumstances exist with respect to any Target Company, the Target Companies’ Assets or the Business that give rise to a material obligation by any Target Company or the Seller to investigate, remediate, monitor or otherwise address the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws;

(c)	neither Seller nor any of the Target Companies, nor, to Seller’s Knowledge, the operator of any of the Non-Operated Assets, has received any written orders or directives which relate to environmental matters and which require any material work, repairs, construction or capital expenditures with respect to the Target Companies’ Assets, the Target Companies’ operations or the Business, where such written orders or directives have not been complied with in all material respects;

(d)	the Target Companies, its operations, the Target Companies’ Assets and the Business are not subject to any existing or pending or, to the Knowledge of the Seller, threatened, claim, action, suit, investigation or proceeding under any Environmental Law (including designation as a “person responsible for a contaminated site” as defined in section 107 of the Alberta Environmental Protection and Enhancement Act, or a similar designation under similar laws) and neither the Seller nor any of the Target Companies, nor, to the Seller’s Knowledge, the operator of any of the Non-Operated Assets, has received any written third party complaint or claim with respect to Hazardous Materials, environmental contamination, protection of the environment or protection of human health or safety in respect of the Target Companies’ Assets or the Business;

(e)	all material notices, permits, permit exemptions, licenses or similar authorizations, if any, under any Environmental Law that are necessary for the conduct of the Target Companies’ current operations or are reasonably required, as of the date of this Agreement, for the current stage of those portions of the Target Companies’ systems or facilities that are under construction or have not yet been constructed (the “Material Environmental Permits”) have been duly obtained by the Target Companies or, in respect of the Non-Operated Assets, by the operator of such Non-Operated Assets and are currently in effect and are described in Disclosure Schedule 3.12. None of the Target Companies, nor, to the Seller’s Knowledge, the operator of any of the Non-Operated Assets is in material default or breach of any Material Environmental Permit, and, to the Seller’s Knowledge, no proceeding is pending or threatened;

(f)	the Target Companies have filed, or have taken all required steps to file, and, to the Seller’s Knowledge, the operator of any of the Non-Operated Assets has filed, or has taken all required steps to file, in a timely fashion, applications for renewal of all Material Environmental Permits with the applicable Governmental Authorities to the extent reasonably required in accordance with normal operating practices and, to the Seller’s Knowledge, no material changes are expected to be made to any of the Material Environmental Permits as a consequence of, or as a condition to, the approval of any such renewal application. The Seller has provided a true and complete copy of each Material Environmental Permit and all amendments thereto to the Purchaser;

(g)	there has been no material release of any Hazardous Material into the environment by the Target Companies, its operations, the Target Companies’ Assets or the Business except in compliance with applicable Environmental Law; and

(h)	the Seller has delivered to the Purchaser true and complete copies of all material environmental audits, evaluations, assessments, studies or tests relating to the Target Companies, their Business, the Owned Real Property, the Leased Real Property and their use which are within the possession or control of the Seller or any of its Affiliates.

Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, the representations and warranties in this Section 3.12 shall be the sole representations and warranties relating to (i) Environmental Laws, (ii) notices, permits, permit exemptions, licenses or similar authorizations under Environmental Laws, and (iii) environmental matters of or affecting the Target Companies, the Target Companies’ Assets and the Business.

3.13	Licenses; Permits.

Except as relates to licenses, permits and authorizations required pursuant to Environmental Laws (which are addressed solely in Section 3.12 and not in this Section 3.13) and Rights-of-Way (which are addressed solely in Section 3.8), and in the case of the Non-Operated Assets, to the Seller’s Knowledge:

(a)	Disclosure Schedule 3.13 lists all material licenses, permits and authorizations issued or granted or waived by Governmental Authorities held by or granted to the Target Companies in respect of the Business or, in respect of the Non-Operated Assets, held by or granted to the operator of such Non-Operated Assets (collectively, “Material Permits”) and, except as set forth in Disclosure Schedule 3.13, there are no other material licenses, permits and authorizations that are necessary for the conduct of the Target Companies’ current operations or as reasonably required, as of the date of this Agreement, for the current stage of those portions of the Target Companies’ systems or facilities that are under construction or have not yet been constructed;

(b)	Each Material Permit is in effect; the Target Companies and, to the Seller’s Knowledge, the operator of any of the Non-Operated Assets are not in material default of, or in material breach or violation of any term, condition or provision of the Material Permits. There are no proceedings to revoke or limit any Material Permit pending or threatened in writing, and the Target Companies have filed, or have taken all required steps to file, and, to the Seller’s Knowledge, the operator of any of the Non-Operator has filed, or has taken all required steps to file, in a timely fashion, applications for renewal of all Material Permits with the applicable Governmental Authorities to the extent reasonably required in accordance with prudent operating practices; and

(c)	The Seller has provided a true and complete copy of each Material Permit and all amendments thereto to the Purchaser.

3.14	Contracts.

(a)	Disclosure Schedule 3.14 contains a true and complete listing of the following contracts and agreements to which any of the Combined Target Companies is a party or bound (each such contract or agreement being referred to herein as a “Material Contract”):

(i)	any natural gas liquids processing, transportation, storage, purchase, sale, supply, feedstock or other natural gas-related agreement that generates annual revenues or payments in excess of $5,000,000;

(ii)	any olefins or paraffins extraction, processing, transportation, storage, purchase, sale or other agreement that generates annual revenues or payments in excess of $5,000,000;

(iii)	any agreement for the lease of personal property to or from any Person that provides for an annual base rental of more than $5,000,000;

(iv)	any agreement (other than those agreements covered by clause (i)) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which requires annual payments, or generates annual revenues, of more than $5,000,000;

(v)	any agreement concerning a partnership, joint venture, investment or other arrangement (A) involving a sharing of profits or losses relating to all or any portion of the Business, or (B) requiring a Combined Target Company to invest funds in or make loans to, or purchase any securities of, another Person, venture or other business enterprise;

(vi)	any agreement with respect to the creation, incurrence, assumption, or guaranteeing of any indebtedness for borrowed money, or any capitalized lease obligation;

(vii)	any agreement that prohibits or otherwise materially limits the ability of the Seller (to the extent applicable to the Business) or a Combined Target Company to compete in any material respect in any line of business or with any Person or in any material geographic area during any period of time after the Closing;

(viii)	any confidentiality agreement and any non-solicitation agreement;

(ix)	any collective bargaining agreement or voluntary recognition agreement;

(x)	any swap, option, hedge, future or similar instrument;

(xi)	any agreement, contract or commitment relating to capital expenditures or the procurement of goods and/or services and involving future payments in excess of $5,000,000 or is otherwise material for the conduct of Business;

(xii)	any written agreement, contract or arrangement among two or more of the Combined Target Companies;

(xiii)	except as relates to real property leases (which are addressed solely in Section 3.8), any other agreement not otherwise enumerated in this Section 3.14(a) that: (A) involves minimum purchase commitments by a Combined Target Company or ongoing support or service obligations and, in each case, are not cancellable without penalty or refund within 30 days or (B) requires annual payment, or generates annual revenues, of more than $20,000,000.

Notwithstanding the foregoing, if a contract or agreement is a PDH Contract (as defined in subsection (f) below), it shall not be deemed a Material Contract.

(b)	The Seller has furnished or made available to the Purchaser a true and complete copy of each Material Contract, including all amendments thereto.

(c)

With respect to each relevant Target Company as of the date of this Agreement, except for the Material Contracts specified in Section 3.14(a)(viii) and 3.14(a)(xii): (i) each Material Contract to which a Target Company is a party is in full effect, is valid and binding and is enforceable against such Target Company in accordance with its terms subject to Creditor’s Rights, (ii) except as set forth in Disclosure Schedule 3.14(c), such Target Company is not in material breach or material default under the terms of any Material Contract to which such Target Company is a party nor, to the Seller’s Knowledge, does there exist any condition which with the passage of time or the giving of notice or both would cause such a material breach or material default, and (iii) to the Seller’s Knowledge, no other party to any Material Contract is in material breach or material default of such Material Contract.

(d)	Except as set forth in Disclosure Schedule 3.14(d), to the Seller’s Knowledge, no party to any Material Contract to which a Target Company is a party has exercised any termination or acceleration rights thereunder.

(e)	Except as set forth in Disclosure Schedule 3.14(e), as of the date of this Agreement, (i) there are no audits which have been commenced by any party to a Material Contract to which a Target Company is a party which have not concluded as of the date hereof, and (ii) no material outstanding claims or unresolved disputes under any audits commenced by a party to a Material Contract.

(f)	Disclosure Schedule 3.14(f) sets forth a true and complete list of all of the contracts that require payments or generate revenues of greater than $1,000,000 to which Williams Canada PDH is a party or by which the assets of Williams Canada PDH are otherwise bound (the “PDH Contracts”).

(i)	Except as set forth on Disclosure Schedule 3.14(f), (A) each PDH Contract is in full effect, is valid and binding and is enforceable against Williams Canada PDH in accordance with its terms subject to Creditor’s Rights, (B) Williams Canada PDH is not in material breach or material default under the terms of any PDH Contract nor, to Seller’s Knowledge, does there exist any condition which with the passage of time or the giving of notice or both would cause such a material breach or material default, (C) to the Seller’s Knowledge, no other party to any PDH Contract is in material breach or material default of such PDH Contract, (D) all material deadlines and deliveries have been complied with on the basis of the stage of procurement or construction progress under each PDH Contract and (E) all material amounts payable on the basis of the stage of procurement or construction progress in respect of the PDH Contracts have been invoiced and paid as required thereunder.

(ii)	The Seller has furnished or made available to the Purchaser a true and complete copy of each PDH Contract, including all amendments thereto.

(iii)	Except as set forth in Disclosure Schedule 3.14(f), to the Seller’s Knowledge, no party to any PDH Contract has exercised any termination or acceleration rights thereunder.

(iv)	Except as set forth in Disclosure Schedule 3.14(f), as of the date of this Agreement, (i) there are no audits which have been commenced by any party to a PDH Contract which have not concluded as of the date hereof and (ii) no material outstanding claims or unresolved disputes under any audits commenced by a party to a PDH Contract.

Notwithstanding any other provision of this Agreement, the representations and warranties in this Section 3.14(f) shall be the sole representations and warranties relating to the PDH Contracts and, subject to the representations and warranties set out in Sections 3.4(e), 3.4(f), 3.4(g), 3.4(h), 3.5, 3.9, 3.11, 3.17, 3.18, 3.19, 3.20, 3.21 and 3.24, the PDH Project.

3.15	Employee Benefits.

Except as set forth in Disclosure Schedule 3.15:

(a)	Exhibit 3.15(a) contains a complete and accurate list of each Benefit Plan maintained, sponsored or contributed to by each Target Company that provides benefits for Associated Employees or former Associated Employees, and their dependents as of the date of this Agreement;

(b)	The Seller has furnished or made available to the Purchaser complete copies of all current Benefit Plans and all amendments thereto;

(c)	The Benefit Plans have been established, registered, administered, communicated and, to the Seller’s Knowledge, invested in all material respects in accordance with their terms and requirements of Applicable Law;

(d)	No Benefit Plan (i) is a multi-employer plan as that term is defined under the provisions of Applicable Law; (ii) provides for benefit increases or the acceleration of or an increase in funding obligations that are contingent upon or will be triggered by the entering into of this Agreement or the completion of the transactions contemplated herein; or (iii) provide benefits beyond retirement to Associated Employees or former Associated Employees or their beneficiaries or dependents; and

(e)	All material obligations regarding the Benefit Plans have been satisfied and there are no outstanding defaults or violations by any party thereto and no taxes, penalties or fees are owing or exigible under any of the Benefit Plans. All contributions or premiums required to be made by the Target Companies or the Seller under the terms of each Benefit Plan or any Applicable Laws or in order to provide the Associated Employees with the benefits provided under the Benefit Plans, have been made.

3.16	Employment and Labour Matters.

(a)	All of the employees of the Seller or its Affiliates who provide exclusive services to the Target Companies (collectively, the “Associated Employees”) are employed by WCES.

(b)	None of the Associated Employees are covered by a collective bargaining agreement or voluntary recognition agreement. Except as disclosed on Disclosure Schedule 3.9, there are no claims pending or, to the Seller’s Knowledge, threatened, on behalf of an individual for unlawful discrimination, unpaid overtime or any other violation of Applicable Law relating to employment or termination of employment of the Associated Employees.

(c)	There is no labor strike, lockout or other material labour dispute, slowdown or stoppage pending or, to the Seller’s Knowledge, threatened against the Seller or any Target Company with respect to any employee of the Target Companies.

(d)	The Seller has provided the Purchaser with a copy of each material employment agreement relating to the Associated Employees. Disclosure Schedule 3.16(d) contains a true and complete list of all Associated Employees showing each Associated Employee’s position, age, status (whether active or inactive), hire date, compensation (including salary, commission, bonus, long-term incentive, if applicable, and other compensation), benefits, vacation entitlement, outstanding and unused vacation balance, and whether the Associated Employee is subject to a written employment agreement.

3.17	Affiliated Transactions.

Disclosure Schedule 3.17 sets out each agreement or contract between a Target Company, on the one hand, and the Seller or any of its Affiliates (other than the Target Companies), on the other hand. Except as noted in Disclosure Schedule 3.17 each such agreement or contract will be terminated prior to or at Closing without any liability of or claim against the Target Companies following Closing. As of Closing, none of the Target Companies will have any loans outstanding with or owe money to any of their respective officers, directors, employees or shareholders (other than expense reimbursements to be made, in the ordinary course).

3.18	Insurance.

Disclosure Schedule 3.18 lists all material insurance policies maintained by or for the benefit of the Target Companies or the Target Companies’ Assets and sets out a complete and accurate list and description of all claims in excess of $10,000,000.00 made thereunder for two years preceding the date hereof. All such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid. As of the date of this Agreement, no notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received by the Seller. The Target Companies are not in default with respect to any of the provisions contained in such insurance policies, except as would not be material to the Business or would not materially impair the Seller’s ability to effect the Closing or to perform its obligations under this Agreement.

3.19	Intellectual Property Rights.

(a)	No material registrations or applications for registration are included in the Intellectual Property used by the Target Companies in the conduct of the Business, as currently conducted, other than Names and Marks.

(b)	Disclosure Schedule 3.19(b) contains a complete and accurate list of all material Intellectual Property currently used by the Seller or its Affiliates to conduct the Businesses as currently conducted or as currently intended to be conducted, other than commercially available or “off the shelf” software (the “Intellectual Property Rights”).

(c)	Neither Seller nor any of the Target Companies has received any written notice claiming that such Target Company has infringed on the Intellectual Property of any Person.

3.20	Brokerage Arrangements.

The Seller has not entered (directly or indirectly) into any agreement with any Person that would obligate any Target Company or the Purchaser to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby or thereby.

3.21	Books and Records.

Accurate copies of the respective books of account, minute books, stock or other equity record books of each Target Company are complete and correct in all material respects and have been made available for inspection to the Purchaser.

3.22	Bank Accounts.

Disclosure Schedule 3.22 sets forth a true and complete list showing the name of each bank, trust company or similar institution in which the Target Companies (or any of them) has accounts or safe deposit boxes, the number of designation of each such account and safety deposit box and the names of all Persons authorized to draw thereon or to have access thereto and showing the name of each Person holding a general or special power of attorney from the Target Companies (or any of them) and a summary of the terms thereof.

3.23	Solvency.

Each of the Seller and the Guarantor will, immediately after giving effect to the transactions contemplated hereby, be Solvent. For the purposes hereof, “Solvent” means, with respect to any Person, at any particular time, that at such time:

(a)	the present fair salable value of the assets of such Person exceeds the liabilities (fixed and contingent) of such Person;

(b)	such Person does not intend to, and does not believe that it will, incur debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured;

(c)	such Person does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted; and

(d)	in consummating the transactions contemplated by this Agreement, such Person does not intend to delay, hinder or defraud either present or future creditors.

3.24	Fair Market Value.

As of the date of this Agreement, the Purchase Price constitutes reasonably equivalent value and fair consideration received by the Seller for the Purchased Shares under the Bankruptcy Code, the Uniform Fraudulent Transfer Act and the Uniform Fraudulent Conveyance Act.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

4.1	Organization.

The Purchaser is a corporation validly existing and in good standing under the laws of the Alberta and has all power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. The Purchaser is duly licensed or qualified to do business and is in good standing in the provinces and jurisdictions in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified.

4.2	Authority and Approval.

The Purchaser has requisite power and authority to execute and deliver this Agreement and the Purchaser Closing Documents, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof and thereof to be performed by it. The execution and delivery by the Purchaser of this Agreement and the Purchaser Closing Documents, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof and thereof to be performed by the Purchaser have been duly authorized and approved by all requisite action of the Purchaser. This Agreement has been, and the Purchaser Closing Documents will be on the Closing Date, duly executed and delivered by the Purchaser and this Agreement constitutes, and the Purchaser Closing Documents will on the Closing Date constitute, the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforcement may be limited by Creditors’ Rights.

4.3	No Conflict; Consents.

(a)	The execution, delivery and performance of this Agreement and the Purchaser Closing Documents by the Purchaser does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with any of, result in any breach of the provisions of the governing documents of the Purchaser; (ii) provided the Competition Act Clearance is obtained, violate any Applicable Law applicable to the Purchaser or any property or asset of the Purchaser; or (iii) result in a breach of or constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any material indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other material instrument to which the Purchaser is a party or by which it is bound or to which its property is subject; and

(b)	No notice, consent, approval or authorization of any Governmental Authority is required to be obtained or made by the Purchaser in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby or in any documents to be executed by the Purchaser pursuant to this Agreement, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, or (ii) pursuant to the applicable requirements, if any, of the Competition Act.

4.4	Brokerage Arrangements.

The Purchaser has not entered (directly or indirectly) into any agreement with any Person that would obligate the Seller or any of their Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement, or the transactions contemplated hereby.

4.5	Litigation.

As of the date of this Agreement, there are no: (a) actions, suits, investigations or proceedings commenced, outstanding or pending or, to the Purchaser’s Knowledge, threatened in writing against Purchaser; or (b) outstanding judgments, writs, injunctions, orders or decrees of any Governmental Authority against Purchaser that, in either case, might: (i) question or involve the validity or enforceability of any of the Purchaser’ obligations under this Agreement, or (ii) seek (or reasonably might be expected to seek) (A) to prevent or delay the consummation by the Purchaser of the transactions contemplated by this Agreement, or (B) damages in connection with any such consummation.

4.6	Investment Canada Act.

The Purchaser is not a non-Canadian within the meaning of the Investment Canada Act, as amended.

4.7	Financial Ability.

(a)	At Closing (or at such earlier time as may occur in accordance with Section 6.15 and at Closing), the Purchaser will have sufficient cash, lines of credit or other sources of immediately available funds, including through the consummation of a “bought deal” equity offering, the expansion of its credit facility and/or through a binding commitment letter for additional debt financing, to enable it to consummate the transactions contemplated by this Agreement and to fulfill its obligations hereunder, including payment of the Purchase Price at Closing (as provided in Section 2.4) and all expenses of the Purchaser and its Affiliates in connection with consummation of the transactions contemplated by this Agreement.

(b)	The Purchaser acknowledges and agrees that notwithstanding anything to the contrary contained herein, the Purchaser’s obligation to consummate the transactions contemplated by this Agreement is not subject to any financing contingency or condition.

4.8	Solvency.

The Purchaser will, immediately after giving effect to the transactions contemplated hereby, be Solvent.

ARTICLE 5

LIMITATIONS OF REPRESENTATIONS AND WARRANTIES

5.1	Waivers and Disclaimers.

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN ARTICLE 3 OF THIS AGREEMENT AND THE SELLER CLOSING CERTIFICATE, THE SELLER HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PURCHASED SHARES, THE TARGET COMPANIES, THE TARGET COMPANIES’ ASSETS OR PROPERTIES OR THE BUSINESS, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE TARGET COMPANIES’ ASSETS OR PROPERTIES GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR THE LIABILITIES, OPERATIONS, TITLE, CONDITION, VALUE OR QUALITY OF THE TARGET COMPANIES, THE TARGET COMPANIES’ ASSETS OR PROPERTIES, THE BUSINESS OR ANY OTHER MATTERS ON OR WITH RESPECT TO THE TARGET COMPANIES’ ASSETS OR PROPERTIES, (B) THE RISKS AND OTHER INCIDENTS OF OWNERSHIP OF THE TARGET COMPANIES, THE

TARGET COMPANIES’ ASSETS OR PROPERTIES, THE BUSINESS OR THE PROSPECTS (FINANCIAL OR OTHERWISE) OR INCOME TO BE DERIVED FROM THE PURCHASED SHARES, THE TARGET COMPANIES, THE TARGET COMPANIES’ ASSETS OR PROPERTIES OR THE BUSINESS, (C) THE SUITABILITY OF THE TARGET COMPANIES, THE TARGET COMPANIES’ ASSETS OR PROPERTIES FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREWITH OR THEREON, (D) THE COMPLIANCE OF OR BY THE TARGET COMPANIES, THE TARGET COMPANIES’ ASSETS OR PROPERTIES OR THE BUSINESS WITH, ANY LAWS (INCLUDING, WITHOUT LIMITATION, ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE TARGET COMPANIES’ ASSETS OR PROPERTIES OR ANY PART THEREOF OR THE BUSINESS, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN WHETHER LATENT OR PATENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 3 OF THIS AGREEMENT AND THE SELLER CLOSING CERTIFICATE, THE PURCHASER SHALL BE DEEMED TO BE OBTAINING THE REAL PROPERTY, FIXTURES, EQUIPMENT AND OTHER PERSONAL PROPERTY OWNED, LEASED, LICENSED OR OTHERWISE USED BY THE TARGET COMPANIES IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN ARTICLE 3 OF THIS AGREEMENT AND THE SELLER CLOSING CERTIFICATE, NEITHER THE SELLER NOR ANY OF ITS AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE SELLER, ANY TARGET COMPANY, THE TARGET COMPANIES’ ASSETS OR PROPERTIES OR THE BUSINESS FURNISHED BY ANY REPRESENTATIVE OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 5.1 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SELLER, THE TARGET COMPANIES, THE TARGET COMPANIES’ ASSETS OR PROPERTIES OR THE BUSINESS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN ARTICLE 3 OF THIS AGREEMENT AND THE SELLER CLOSING CERTIFICATE.

5.2	Investigation

The Purchaser acknowledges and agrees that the representations and warranties of the Seller set forth in ARTICLE 3 and in the Seller Closing Certificate constitute the sole and exclusive representations and warranties of the Seller in connection with the transactions contemplated hereby. Except for the representations and warranties of the Seller expressly set forth in ARTICLE 3 and in the Seller Closing Certificate, (a) the Purchaser disclaims reliance on any representations or warranties, either express or implied, by the Seller not set forth in ARTICLE 3 or in the Seller Closing Certificate, and (b) the Purchaser acknowledges and agrees that no material or information provided by or communications made by the Seller, the Target Companies or any of their Representatives or information provided during due diligence (including information in the Virtual Data Room or in response to any information request provided by the Purchaser) will cause or create any warranty, express or implied, as to the liabilities, operations, title, condition, value or quality of the properties or the prospects (financial or otherwise), risks and other incidents of ownership of the Target Companies, the Target Companies’ Assets and the Business. The Purchaser has conducted its own independent review and analysis of the Target Companies, the Target Companies’ Assets and the Business, liabilities, results of operations, financial condition, technology and prospects of the Target Companies and, without impairing Purchaser’s reliance on the representations and warranties set forth in ARTICLE 3 and the Seller Closing Certificate, but subject to Section 11.11(c), acknowledges that the Purchaser has been provided adequate access to personnel, properties, premises and records of the Target Companies for such purpose. THE PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES OF THE SELLER SET FORTH IN ARTICLE 3 OF THIS AGREEMENT AND THE SELLER CLOSING CERTIFICATE TERMINATE AS SET FORTH IN SECTION 11.5 OR UPON THE TERMINATION OF THIS AGREEMENT PURSUANT TO SECTION 10.1, AND THAT FOLLOWING SUCH TERMINATION OF THE REPRESENTATIONS AND WARRANTIES, THE PURCHASER SHALL HAVE NO RECOURSE WITH RESPECT TO ANY BREACH OF SUCH REPRESENTATIONS AND WARRANTIES, EXCEPT AS PROVIDED IN SECTION 10.2.

ARTICLE 6

ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

6.1	Operation of the Target Companies.

(a)	Except as provided by this Agreement or as consented to by the Purchaser, such consent not to be unreasonably withheld or delayed, during the Interim Period the Seller shall and shall cause the Target Companies to conduct the operations of the Target Companies in the usual and ordinary course and in accordance with past practice; provided, however, the Seller shall not, to the extent commercially unreasonable, be required to make any payments or capital expenditures or enter into any contractual arrangements or understandings to satisfy the foregoing obligations in this Section 6.1 other than operating expenditures in the ordinary course of business; and, provided further, that Seller shall, during the Interim Period, be required to make the expenditures included in the PDH Budget that are scheduled to be expended during the Interim Period and shall not be required to make any other expenditures with respect to the PDH Project during the Interim Period.

(b)	Except (i) as provided by this Agreement, (ii) as required by Applicable Law, (iii) as set forth in Disclosure Schedule 6.1(b), or (iv) as consented to by the Purchaser, such consent not to be unreasonably withheld or delayed, during the Interim Period, the Seller shall not (to the extent such action would affect the Target Companies), and shall not permit any of the Target Companies to:

(i)	amend its organizational documents;

(ii)	liquidate, dissolve, recapitalize or otherwise wind up its business;

(iii)	make any material change in any method of accounting or accounting principles, practices or policies, other than those required by GAAP or Applicable Law;

(iv)	enter into any Material Contract, terminate any Material Contract, amend any Material Contract in any material respect, except in each case with respect to a capital expenditure permitted under clause (v);

(v)	make any commitment or propose or initiate any single capital expenditure with respect to the Target Companies’ Assets if a Target Company’s share thereof is in excess of $5,000,000, except: (A) in the case of an emergency, (B) expenditures in accordance with the PDH Budget and (C) as is necessary to maintain operations in the ordinary course consistent with past practices;

(vi)	except pursuant to PDH Contracts and in accordance with the expenditures included in the PDH Budget, purchase or otherwise acquire (including by lease) any asset or business of, or any equity interest in, any Person for consideration in excess of $1,000,000 other than in the ordinary course of business, including in connection with any ongoing development activities;

(vii)	except pursuant to PDH Contracts and in accordance with the expenditures included in the PDH Budget, sell, lease or otherwise dispose of any asset for consideration in excess of $1,000,000 other than in the ordinary course of business, including in connection with any ongoing development activities;

(viii)	mortgage or pledge any of the Target Companies’ Assets or Purchased Shares or sell or otherwise dispose of any of the Purchased Shares;

(ix)	merge or consolidate with any Person or purchase any securities of any Person;

(x)	except for the issuance of additional shares in any of the Target Companies to the Seller, issue or sell any equity interests or any option, warrant or right to acquire the same;

(xi)	declare, make or set aside any non-cash distribution with respect to its equity interests;

(xii)	(A) incur any indebtedness for borrowed money to any Person other than Seller or any of its Affiliates, (B) issue any debt securities to any Person other than Seller or any of its Affiliates, or (C) assume, guarantee or otherwise be responsible for the indebtedness of any other Person other than Seller or any of its Affiliates;

(xiii)	surrender or abandon any material assets other than spare parts, surplus or obsolete materials or equipment in the ordinary course of business;

(xiv)	make loans or advances (excluding trade receivables) to any Person other than Seller or any of its Affiliates;

(xv)	commence any litigation or settle any litigation involving payments in excess of $1,000,000 individually or in the aggregate; or

(xvi)	agree, whether in writing or otherwise, to do any of the foregoing.

(c)	If the term of a Material Contract will expire after Closing, and such Material Contract may be renewed, at the sole option of the applicable Target Company, and the deadline for the exercise of such renewal option occurs during the Interim Period, the Seller shall use reasonable efforts to notify the Purchaser at soon as reasonably practicable prior to, but in any event not less than five (5) days in advance of, the date of such deadline and, upon receipt of such notice, the Purchaser shall instruct the Seller in writing as to whether or not the Seller should cause such applicable Target Company to exercise such renewal option; provided that the Purchaser shall be responsible for any incremental cost to such Target Company arising from such exercise. Failure of Purchaser to respond to any such notice shall indicate Purchaser’s agreement not to exercise any such renewal option.

(d)	The Seller and the Purchaser shall each use all of their respective commercially reasonable efforts, and shall cooperate with each other, to allow the Purchaser to obtain all necessary information it reasonably requires to determine whether Purchaser will amend the NAPP PSA and/or sanction the PDH Project. The Seller shall make commercially reasonable efforts to respond to any request or inquiry with respect thereto, but neither the Seller nor the Purchaser, nor any of their Affiliates, shall be required to make any payment in respect thereof that it is not currently contractually required to make.

6.2	Authorizations of Governmental Authorities.

(a)

As expeditiously as possible, the Seller and the Purchaser shall (i) make all required filings, prepare all required applications and conduct negotiations with each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (ii) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall reasonably cooperate with and, upon request of the other Party, use reasonable best efforts to assist the other Party with respect to such filings, applications, and negotiations. The Seller and the Purchaser shall each promptly inform the other Party of any oral communication, and provide copies of written communications, with any Governmental Authority regarding any such filings. Neither the Seller nor the Purchaser shall independently participate in any meeting or telephone conference with any Governmental Authority in respect of any such filings or other inquiry without giving the other Party prior notice of the meeting or telephone conference and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.2(a) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of such Party and will not be disclosed by such outside counsel to employees, officers, or directors of such Party, unless express written permission is obtained in advance from the source of the materials. The Purchaser and the Seller shall each permit the other Party’s counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to any Governmental Authority.

(b)	Notwithstanding anything to the contrary in Section 6.2(a), within ten Business Days from the date of this Agreement (or on such other subsequent day as the Seller and the Purchaser mutually agree), the Purchaser and the Seller shall file or cause to be filed an application for an Advance Ruling Certificate under the Competition Act and all necessary pre-notification filings required under the Competition Act.

(c)	If the Seller or the Purchaser receives a request for additional information or documentary material from any Governmental Authority with respect to this Agreement or any of the transactions contemplated by this Agreement, such Party shall, as soon as reasonably practicable and subject to Section 6.2(a), make or cause to be made an appropriate response to such request. The Seller and the Purchaser shall use their respective reasonable best efforts to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement, including the Competition Act Clearance.

(d)	The Purchaser will pay all requisite filing fees and applicable taxes in relation to any filing or application made in respect of approvals and consents of Governmental Authorities required by or necessary for the transactions contemplated by this Agreement, including the Competition Act Clearance.

(e)	The obligations of the Purchaser pursuant to Section 6.2(c) will include committing to:

(i)	any and all undertakings, divestitures, licenses or hold separate or similar arrangements with respect to the Target Companies, the Target Companies’ Assets or the Business; and

(ii)	any and all arrangements for the conduct of any business and/or terminating any and all existing relationships and contractual rights and obligations with respect to the Target Companies or the Target Companies’ Assets,

in each case which may be required in order to obtain any approvals and consents required by or necessary for the transactions contemplated by this Agreement, including the Competition Act Clearance, on or before the date specified in Section 10.1(b), without any reduction of the Purchase Price; provided that any one or more divestitures and any accompanying conditions determined by a Governmental Authority to be necessary to support such divestiture(s) that may be required are not, individually or in the aggregate and in the sole opinion of the Purchaser, acting reasonably, likely to significantly and adversely affect the business, assets, properties, financial condition or results of the operations of the Purchaser, its Affiliates, the Target Companies or the Target Companies’ Assets.

6.3	Access.

(a)	The Seller shall afford the Purchaser and its Representatives reasonable access during normal business hours to management personnel and financial, title, tax, corporate and legal materials and operating data and information relating to the Target Companies and the Target Companies’ Assets, operations and Business and shall furnish to the Purchaser such other information as they may reasonably request; provided, however, that all requests for such access shall be directed in writing to Kerry James at 918-573-8228 and kerry.james@williams.com or such other Person(s) as the Seller may designate in writing from time to time.

(b)	Notwithstanding the foregoing, the Purchaser shall not (i) have access to personnel records of the Seller or the Target Companies relating to individual performance or evaluation records, medical histories or other information which in the Seller’s good faith determination is sensitive or the disclosure of which could subject the Seller, the Target Companies or any of their respective Affiliates to risk of liability without prior written consent of the Seller, (ii) conduct any invasive sampling or testing or any soil, surface water, groundwater, building materials or other environmental media, including the conduct of a Phase II environmental site assessment, or (iii) have access to any information if doing so would reasonably likely constitute a breach by the Seller or the Target Companies or any of their respective Affiliates of any contract to which such Person is a party or would reasonably likely constitute a violation of any Applicable Law to which the Seller or the Target Companies or any of their respective Affiliates is subject or which such Person believes in good faith could jeopardize any solicitor client or other legal privilege. The Purchaser shall abide by the safety rules, regulations, and operating policies of the Seller and the Target Companies while conducting its due diligence evaluation of the Target Companies.

(c)

Neither the Seller nor the Target Companies makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.3, and the Purchaser may not rely on the accuracy of any such information, in each case other than as expressly set forth in the representations and warranties contained in ARTICLE 3. All information provided or made available to the Purchaser or any of its Representatives will be subject to the Confidentiality Agreement, which agreement shall remain in full force and effect until the Closing and shall thereupon terminate.

(d)	In connection with the rights of access, examination and inspection granted to the Purchaser under this Section 6.3, (i) the Purchaser waives and releases all claims against the Seller and any of its Affiliates arising in any way therefrom or in any way connection therewith, and (ii) the Purchaser hereby agrees to indemnify, defend and hold harmless the Target Companies, the Seller and any of its Affiliates from and against any and all Damages attributable to personal injury, death or physical property damage to any Representative of the Seller and any of its Affiliates, to the extent arising out of, resulting from or relating to any field visit or other due diligence activity conducted by the Purchaser or its Representatives with respect to the Target Companies or otherwise in connection with the transactions contemplated by this Agreement.

(e)	For a period of seven years following the Closing Date or for such longer period as may be required by Applicable Law, the Purchaser shall afford the Seller and its Representatives reasonable access during normal business hours to the books and records relating to the Target Companies relating to periods prior to the Closing Date and the Seller shall have the right to inspect and to make copies of them for any proper purpose.

6.4	Confidentiality.

(a)	From and after Closing, for a period of 18 months following the Closing Date, each of the Seller and the Purchaser (as applicable, the “Receiving Party”) shall hold, and shall use commercially reasonable efforts to cause its Affiliates and its and their respective Representatives to hold, in strict confidence all Confidential Information concerning the other Party (the “Disclosing Party”) or its Affiliates furnished to it by the Disclosing Party; provided that such obligation on the part of the Receiving Party shall not extend to any portion of the Confidential Information:

(i)	that Receiving Party can demonstrate through reasonable evidence was rightfully known by Receiving Party on a non-confidential basis prior to disclosure;

(ii)	that is or becomes generally available to the public other than through an act by or on behalf of Receiving Party or any of Affiliates or its or their respective Representatives;

(iii)	that is furnished to Receiving Party on a non-confidential basis by any third party having a legal right to do so; or

(iv)	that is independently developed by Receiving Party or any of its Affiliates or any of its or their respective Representatives.

(b)	Notwithstanding Section 6.4(a), if a Receiving Party becomes obligated by Applicable Law to disclose Confidential Information concerning the Disclosing Party, the Receiving Party shall, if legally permissible and reasonably practicable, immediately notify Disclosing Party thereof, so that Disclosing Party may seek an appropriate protective order or other, similar remedy or relief with respect to resisting or narrowing the scope of such disclosure and Receiving Party shall consult and cooperate with the Disclosing Party to the extent permitted by Applicable Law with respect to taking steps to resist or narrow the scope of such requirement or legal process. In the absence of such a protective order or other remedy or relief, the Receiving Party may disclose such Confidential Information; provided that the Receiving Party furnishes only such portion of the Confidential Information as it is legally required to disclose and gives advance notice to the Disclosing Party of the Confidential Information to be disclosed to the extent permitted by Applicable Law. The Receiving Party shall use commercially reasonable efforts to ensure that all Confidential Information and other information that is so disclosed pursuant to this Section 6.4(b) will be accorded confidential treatment by the party or parties to whom such Confidential Information is disclosed. Notwithstanding the foregoing provisions of this Section 6.4(b), a Party or its Affiliates may make such filings or public announcements as may be required, on the advice of such Party’s legal counsel, under United States or Canadian securities laws or the rules of any stock exchange on which securities of such Party or any of its Affiliates are listed, in each case, without any obligation to the other Party, except to provide a copy of such filing or announcement to such other Party no later than contemporaneously with the public release of such filing or announcement.

(c)	For purposes of this Section 6.4, “Confidential Information” means any and all non-public written, printed, electronic or other materials regarding the Disclosing Party or any of its Affiliates (including their respective businesses and activities) or the transactions contemplated under this Agreement and the substance and content thereof, including all marketing, operational, economic or financial knowledge, information or data of any nature whatsoever relating to Disclosing Party or any of its Affiliates and all notes, analyses, compilations, studies or other documents in tangible form (whether in written form, electronically stored or otherwise) that contain or otherwise reflect Confidential Information prepared by or on behalf of the Disclosing Party.

6.5	Transaction Personal Information.

The Seller and the Purchaser shall comply with applicable Privacy Law in the course of collecting, using and disclosing Personal Information in connection with the transactions contemplated by this Agreement (the “Transaction Personal Information”). The Purchaser shall not disclose Transaction Personal Information it receives from the Seller or its Affiliates to any Person other than to its advisors who are evaluating and advising on the transactions contemplated by this Agreement. The Purchaser shall protect and safeguard the Transaction Personal Information received from the Seller or its Affiliates against unauthorized collection, access, use, modification, disclosure or destruction, in a manner that reflects the sensitivity of such Personal Information and shall cause its advisors to observe the terms of this Section 6.5 and to protect and safeguard Transaction Personal Information in their possession. Prior to the Closing Date, the Purchaser shall not collect, use or disclose Transaction Personal Information except as necessary for purposes that relate to the transactions contemplated by this Agreement and to the extent that the Transaction Personal Information is necessary to carry out and complete such transactions. If the Closing does occur, the Purchaser will collect, use and disclose the Transaction Personal Information disclosed to the Purchaser only for those purposes for which the Transaction Personal Information was initially collected from or in respect of the individuals to which such Transaction Personal Information relates unless (i) the Purchaser has first notified such individual of any intended additional purpose, and where required by applicable Privacy Laws, obtained the consent of such individual to such additional purpose, or (ii) such use or disclosure is permitted or authorized by applicable Privacy Laws, without notice to, or consent from, such individual. The Purchaser shall also give effect to any withdrawal of consent for continued collection, use or disclosure of Personal Information following Closing. If the Seller or the Purchaser terminate this Agreement as provided herein, the Purchaser shall promptly destroy or return to the Seller all Transaction Personal Information in the Purchaser’s possession or in the possession of any of the Purchaser’s Representatives, including all copies, reproductions, summaries or extracts thereof.

6.6	Business Guarantees.

(a)	The Purchaser shall use reasonable best efforts to:

(i)	effect an assignment and novation of or replace, in either case effective as of Closing, each of the guarantees, letters of credit, letters of comfort, and performance bonds set forth in Disclosure Schedule 6.6 (each a “Business Guarantee”) with a guarantee, replacement letter of credit, letter of comfort, or performance bond, as applicable, issued by the Purchaser or any of its Affiliates;

(ii)	obtain a permanent release, effective as of Closing, of all obligations of the Seller and any Affiliate of the Seller under each Business Guarantee that is a guarantee or performance bond; provided that the Parties acknowledge that such release may form part of an assignment and novation agreement contemplated above; and

(iii)	cause the applicable beneficiary thereof to return each Business Guarantee that is a letter of credit or letter of comfort to the Seller.

(b)	In furtherance of the requirements set out in Section 6.6(a), as soon as reasonably practicable following the date hereof, the Purchaser shall deliver to Seller an assignment and novation agreement (containing the release contemplated in Section 6.6(a)(ii)) for each Business Guarantee that is a guarantee or performance bond, whereupon:

(i)	the Parties shall, acting in good faith, use reasonable best efforts to promptly finalize and execute (or, in the case of the Seller, cause its applicable Affiliate to execute) such assignment and novation agreement;

(ii)	the Purchaser shall distribute to the applicable beneficiary each assignment and novation agreement that has been executed by the Seller or its applicable Affiliate and the Purchaser; and

(iii)	the Purchaser shall use reasonable best efforts to obtain by Closing a copy of each such assignment and novation agreement executed by the applicable beneficiary.

(c)	If (A) the Purchaser is unable to so assign and novate or replace any Business Guarantee that is a guarantee or performance bond as of Closing, (B) the Seller or any Affiliate of the Seller is not so released as of the Closing, or (C) the applicable beneficiary does not so return each Business Guarantee that is a letter of credit or letter of comfort to the Seller at Closing:

(i)	for each Business Guarantee that is a guarantee or performance bond, the Seller agrees to leave, and cause their applicable Affiliates to leave, each such Business Guarantee in place until the earlier of (1) such time as the Purchaser is able to effect such replacement and obtain a permanent release of the Seller or any Affiliate of the Seller and (2) 90 days after Closing;

(ii)	for each Business Guarantee that is a letter of credit or letter of comfort, the Seller shall terminate or otherwise revoke such Business Guarantee within 30 days following Closing;

(iii)	for each Business Guarantee that is a guarantee or performance bond, the Purchaser shall provide to the Seller at Closing and maintain in full force and effect in respect of each such Business Guarantee for which the Purchaser does not effect at the Closing such assignment and novation or replacement or for which a permanent release of the Seller or any Affiliate of the Seller, as applicable, is not obtained: (1) a guarantee from the Purchaser in form and substance substantially similar to such Business Guarantee and otherwise acceptable to the Seller, with respect to the obligations covered by such Business Guarantee (and which shall include an investment grade ratings trigger for the Purchaser requiring posting of a letter of credit in an amount equal to the exposure under such guarantee from time to time); and (2) Section 11.2(iii) shall apply, in each case, until Purchaser effects an assignment and novation or replacement and permanent release of such Business Guarantee;

(iv)	for each Business Guarantee that is a letter of credit or letter of comfort which is not returned to the Seller as at Closing or for which a permanent release of the Seller or any Affiliate of the Seller, as applicable, is not obtained, the Purchaser shall provide to the Seller at Closing an irrevocable letter of credit issued by the Bank of Montreal for the aggregate amount of such Business Guarantees and the Purchaser shall maintain such letter of credit in full force and effect until:

(A)	such Business Guarantees are returned to the Seller; or

(B)	such permanent release is obtained; or

(C)	the revocation or termination thereof in accordance with Section 6.6(c)(ii),

whereupon the Seller shall forthwith return the foregoing Purchaser letter of credit to the Purchaser; and

(v)	the Parties acknowledge and agree that the Seller shall be entitled to draw upon the letter of credit provided by the Purchaser pursuant to Section 6.6(c)(iv) to the extent that, after Closing, a third party has drawn down on a Business Guarantee that is a letter of credit or letter of comfort which is not returned to the Seller as at Closing.

6.7	Elimination of Intercompany Items and Debt

(a)	At or prior to Closing, the Seller shall, and shall cause the Target Companies and any Affiliates of the Seller to, eliminate all payables, receivables, indebtedness and other liabilities and obligations of any nature between the Target Companies, on the one hand, and the Seller and any of its Affiliates (other than the Target Companies), on the other hand, with the respective Parties having no further liability or obligation thereunder (including, without limitation, with respect to liabilities or obligations arising at or prior to Closing), except (i) under those agreements or contracts set forth on Disclosure Schedule 3.17, which shall survive Closing in accordance with their terms, and (ii) for rights, remedies, claims and obligations under this Agreement and the Closing Documents.

(b)	At or prior to Closing, the Seller shall, and shall cause the Target Companies and any Affiliates of the Seller to, take all actions necessary to ensure that no Target Company shall have any outstanding Debt upon completion of the Closing.

6.8	Employee Matters

During the period from the Closing Date until the 12-month anniversary thereof, the Purchaser will, or will cause its Affiliates to, provide each Person who is employed by any of the Target Companies immediately prior to the Closing Date severance benefits that are at least as favorable as those provided to each such Person immediately prior to the Closing Date.

6.9	[Intentionally Deleted].

6.10	Parental Guarantee

(a)	As of the date of this Agreement, the Guarantor has provided a guarantee to Purchaser for the benefit of the Purchaser with respect to the Seller’s obligations under Section 6.14.

(b)	At Closing, the Seller will provide, or cause to be provided, a guarantee from the Guarantor to Purchaser for the benefit of the Purchaser in form attached as Exhibit 6.10 guaranteeing the obligations of the Seller under this Agreement.

6.11	Additional Financial Statements Prepared in Accordance with GAAP; Securities Law Filings

(a)	The Seller shall, at its sole cost and expense, prepare and deliver to the Purchaser within 45 days from June 30, 2016, the unaudited combined financial statements of the Combined Target Companies for the six months ended June 30, 2016, consisting of a statement of operations and comprehensive income (loss), a statement of changes in equity, a statement of cash flows and a statement of financial position as at the end of such interim period, and unaudited combined financial statements for a comparable period in the Combined Target Companies’ preceding financial year, together with the notes thereto in final form and reviewed by the Combined Target Companies’ external auditors in accordance with applicable review standards (the “Six Months 2016 Financial Statements”). On the date of this Agreement, the Seller shall deliver to the Purchaser the Six Month 2016 Financial Statements in draft form, subject to finalization, for the Purchaser’s review.

(b)

In addition, for the Combined Target Companies’ most recently completed quarter ending subsequent to June 30, 2016 and on or prior to the Closing Date, if any, the Seller shall, at its sole cost and expense, prepare and deliver to the Purchaser within 50 days from the end of such quarter, the unaudited combined financial statements of the Combined Target Companies for such quarter, consisting of a statement of operations and comprehensive income (loss), a statement of changes in equity, a statement of cash flows and a statement of financial position as at the end of such quarter, and unaudited combined financial statements for a comparable period in the Combined Target Companies’ preceding financial year, together with the notes thereto in final form and reviewed by the Combined Target Companies’ external auditors in accordance with applicable review standards (collectively, the “Additional Financial Statements”), if the Additional Financial Statements are required to be included, or incorporated by reference, by the Purchaser in either: (A) a prospectus to be filed by the Purchaser in accordance with National Instrument 44-101 – Short Form Prospectus Distributions and National Instrument 44-102 – Shelf Distributions (a “Prospectus”); or (B) a business acquisition report to be filed by the Purchaser in accordance with National Instrument 51-102 – Continuous Disclosure Obligations and Form 51-102F4 –Business Acquisition Report (a “Business Acquisition Report”) in connection with the consummation of the transactions contemplated by this Agreement.

(c)	The Six Month 2016 Financial Statements and, if any, the Additional Financial Statements will present fairly, in all material respects, the respective financial position and results of operations of the Combined Target Companies as of the dates thereof and for the periods presented. The Six Month 2016 Financial Statements and, if any, the Additional Financial Statements will have been prepared in accordance with GAAP applied on a basis consistent with that of prior fiscal periods, without any changes in accounting principles, except as otherwise indicated in such Six Month 2016 Financial Statements and Additional Financial Statements and the notes thereto and subject to normal recurring year-end adjustments.

(d)	The Seller acknowledges that any or all of the Financial Statements, Six Month 2016 Financial Statements and, if any, Additional Financial Statements may be filed by the Purchaser with various securities commissions in accordance with the requirements of a Prospectus or Business Acquisition Report and, if so filed, will be publicly available on SEDAR.

(e)	The Seller shall provide any reasonably requested assistance to the Purchaser in preparing a Prospectus or Business Acquisition Report required to be filed in accordance with applicable securities laws in respect to the purchase of the Purchased Shares (the “Financial Statement Requirements”); provided that, by no later than the 25th day of the month following the month in which it received an invoice therefor together with reasonable back up documentation, the Purchaser shall pay or reimburse the Seller (via wire transfer to an account identified in writing by the Seller) for all costs and expenses incurred by the Seller or any of its Affiliate in providing such assistance including the costs and expenses incurred by the Seller or its Affiliates for assistance with the conversion of any of the Seller’s financial statements to meet the requirements of the International Financial Reporting Standards. Such assistance shall include, without limitation, (i) providing financial and other information regarding the Seller required to be included in a Prospectus or Business Acquisition Report, (ii) making available to the Purchaser on reasonable notice all relevant books and records, (iii) providing reasonable access to the financial personnel of the Combined Target Companies, (iv) procuring relevant personnel of the Combined Target Companies’ auditors and accountants, as applicable, and (v) providing the Combined Target Companies’ auditors and accountants with customary management representation letters, in each case as may be reasonably required by the Purchaser to obtain the consent of such auditors to the inclusion of their audit opinions in a Prospectus or a Business Acquisition Report and otherwise necessary to comply with the Financial Statement Requirements.

6.12	Additional Due Diligence

The Seller shall use its commercially reasonable efforts to respond to all of the Purchaser’s inquiries with respect to the Target Companies, the Target Companies’ Assets and the Business, including responding to all of the Purchaser’s questions submitted to Kerry James at 918-573-8228 and kerry.james@williams.com, within a commercially reasonable time.

6.13	Unlimited Liability Corporations

From and after the Closing Date, the Purchaser shall cause the Unlimited Liability Corporations to not seek contribution or indemnity or any other relief from the Seller in respect of any liability, act or default of any of the Unlimited Liability Corporations for which the Seller may have liability in accordance with the special rules respecting unlimited liability corporations set forth in part 2.1 of the Business Corporations Act (Alberta); provided that, for clarity, this Section 6.13 shall not in any way limit Purchaser’s rights to indemnification under Section 11.1.

6.14	Insurance

(a)	All such insurance policies set forth on Disclosure Schedule 3.18 will be continued in full force and effect to and including the Closing Date and all premiums due and payable on such policies will be paid up to the Closing Date.

(b)	The Seller agrees that, from and after the Closing:

(i)	the Seller will, to the extent permitted by the terms thereof and in a timely manner, pay all deductibles and file claims under any insurance policies of Seller set forth on Disclosure Schedule 3.18 for any claims or losses that arise out of events or circumstances affecting the Target Companies or the Target Companies’ Assets that occur prior to the Closing; provided, the Seller will not be required to file such claims to the extent covered by self-insurance, so long as the Seller makes any required repairs at the Seller’s own expense; and, provided, further, that the foregoing shall not be construed to constitute a requirement that the Seller shall continue any such insurance policies in effect after the Closing; and

(ii)	the Seller will forthwith give notice of any such claim or loss to the Purchaser.

(c)

Subject to Section 7.1(d), where any such claim or loss occurs, the Purchaser shall nevertheless complete the purchase of the Purchased Shares in accordance with the terms and conditions of this Agreement without reduction to the Purchase Price, provided that: (i) on the Closing Date all right, title and interest to such insurance proceeds are or have been assigned, made payable and/or paid to the applicable Target Companies; provided that such insurance proceeds are not reimbursement for costs incurred by the Seller to repair, replace or pay a claim or loss that occurred prior to Closing; and provided, further, that with respect to the insurance policies that are designated as business interruption insurance policies on Disclosure Schedule 3.18, the Seller shall only assign and make payable insurance proceeds for business interruption damages related to losses that occur prior to Closing but continue after Closing and, other than such assigned insurance proceeds, the Seller shall not be responsible for any lost revenues or profits arising or resulting from damage to or destruction of Target Companies’ Assets, including during any “waiting period” under such business interruption insurance policies; and (ii) the Seller shall be responsible to the applicable Target Companies and shall pay for the balance of all costs and expenses to repair or replace the damaged or destroyed Target Companies’ Assets to their condition immediately prior to such loss to the extent such costs are not reimbursed by insurance proceeds. If the Seller is obligated to pay any amount related hereto following the Closing Date in favour of the Purchaser, the Purchaser shall provide the Seller with a written request for the balance within 30 days of the date on which payment of such amount is to be made by the Seller.

(d)	The Seller will not voluntarily compromise, settle or adjust any insurance claim resulting from any damage or destruction to the Target Companies’ Assets occurring during the Interim Period without first obtaining Purchaser’s written consent, which will not be unreasonably withheld by the Purchaser; provided that, if the Purchaser fails to respond in writing within 20 Business Days following a written request from the Seller for the Purchaser’s consent to compromise, settle or adjust an insurance claim, Seller shall then be permitted to compromise, settle or adjust such insurance claim without the Purchaser’s consent.

6.15	Efforts to Fulfil Conditions.

Subject to the terms hereof, the Purchaser and the Seller shall proceed diligently and in good faith and use all commercially reasonable efforts to satisfy and comply with and assist in the satisfaction of the compliance with the conditions set forth in Sections 7.1 and 7.2. Without limiting the generality of the foregoing, the Purchaser shall use commercially reasonable efforts to:

(a)	cause its representation and warranty set out in Section 4.7(a) to be true and correct prior to Closing and at Closing; and

(b)	keep the Seller reasonably informed concerning the status of the Purchaser’s efforts referenced in Section 6.15(a).

6.16	IP License Agreement

The Parties acknowledge that the form of IP License Agreement contemplates that the Licensed Assets (as defined in the IP License Agreement) will be set out in a schedule thereto but, as of the date hereof, is not complete. During the Interim Period, the Parties shall, in good faith, use commercially reasonable efforts to: (a) identify and agree upon the Licensed Assets (as defined in the IP License Agreement) to be licensed pursuant to the IP License Agreement; and (b) revise and finalize (including on account of the Licensed Assets (as defined in the IP License Agreement) agreed upon pursuant to clause (a) above) the form of IP License Agreement prior to the Closing Date such that the form of IP License Agreement is ready for execution as of the Closing Date.

ARTICLE 7

CONDITIONS TO CLOSING

7.1	Conditions to the Obligation of the Purchaser.

The obligation of the Purchaser to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by the Purchaser:

(a)	The representations and warranties of the Seller set forth in ARTICLE 3 shall have been true and correct when made and shall be true and correct as of the Closing Date as if made on such date (other than representations and warranties that are made as of a specified date, which shall be true and correct as of such specified date), except, in each case, to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Material Adverse Effect; provided that for the purposes of determining whether any such representation or warranty is true and correct, all qualifications as to materiality or Material Adverse Effect shall be disregarded. The Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Seller by the time of the Closing. The Seller shall have delivered to the Purchaser a certificate, dated as of the Closing Date and signed by an authorized officer of the Seller, confirming the foregoing matters set forth in this Section 7.1(a) (the “Seller Closing Certificate”).

(b)	The Competition Act Clearance shall have been obtained.

(c)	No order, injunction or decree, issued by a court of competent jurisdiction preventing the consummation of the transactions contemplated hereby shall be in effect.

(d)	Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(e)	The Seller shall have delivered, or caused to be delivered, to the Purchaser all of the documents, certificates and other instruments required to be delivered under Section 8.2(a).

(f)	The Seller shall have delivered, or cause to be delivered, to the Purchaser the guarantee from the Guarantor for the benefit of the Purchaser as required pursuant to Section 6.10(b), duly executed by the Guarantor.

(g)	Closing of the transactions contemplated in the Other SPA shall have occurred or shall be occurring concurrently with Closing of the transactions contemplated herein.

7.2	Conditions to the Obligation of the Seller.

The obligation of the Seller to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Seller:

(a)	The representations and warranties of the Purchaser set forth in ARTICLE 4 shall have been true and correct when made and shall be true and correct as of the Closing Date as if made on such date (other than representations and warranties that are made as of a specified date, which shall be true and correct as of such specified date), except, in each case, to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on the Purchaser’s ability to perform its obligations under this Agreement or under the Purchaser Closing Documents or prevent, or materially impair, the ability of Purchaser to consummate the transactions contemplated hereby and thereby; provided that for purposes of determining whether any such representation or warranty is true and correct, all qualifications as to materiality shall be disregarded. The Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing. The Purchaser shall have delivered to the Seller a certificate, dated as of the Closing Date and signed by an authorized officer of the Purchaser, confirming the foregoing matters set forth in this Section 7.2(a) (the “Purchaser Closing Certificate”).

(b)	The Competition Act Clearance shall have been obtained.

(c)	The Purchaser shall have delivered, or caused to be delivered, to the Seller (as beneficiary thereunder) an irrevocable letter of credit issued by the Bank of Montreal for the aggregate amount of the Business Guarantees that are letters of credit or letters of comfort that were not returned to the Seller at Closing as contemplated in Section 6.6(a)(iii).

(d)	No order, injunction or decree, issued by a court of competent jurisdiction preventing the consummation of the transactions contemplated hereby shall be in effect.

(e)	The Purchaser shall have delivered, or caused to be delivered, to the Seller all of the documents, certificates and other instruments required to be delivered under Section 8.2(b).

(f)	Closing of the transactions contemplated in the Other SPA shall have occurred or shall be occurring concurrently with the Closing of the transactions contemplated herein.

ARTICLE 8

CLOSING

8.1	Closing.

The closing (the “Closing”) of the sale of the Purchased Shares pursuant to this Agreement will be held on the Closing Date on the fifth Business Day following satisfaction or waiver of the conditions to closing set forth in Sections 7.1(b), 7.1(c), 7.2(b) and 7.2(d), or such other date and time as may be mutually agreed upon by the Parties (the “Closing Date”), at the offices of McMillan LLP, 1700, 421 7th Avenue Southwest, Calgary, Alberta, T3H 0B4.

8.2	Closing Deliveries.

(a)	At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following:

(i)	the certificates representing the Purchased Shares duly endorsed for transfer by the Seller;

(ii)	a certified copy of the written resolution of the board of directors of each Target Company approving the transfer of those Purchased Shares applicable to such Target Company to the Purchaser, duly executed by an officer of such Target Company, and in a form satisfactory to the Seller and its solicitor, acting reasonably;

(iii)	a certified copy of the resolution of the Seller which authorizes the execution and delivery of this Agreement and the completion of the sale of the Purchased Shares and that transactions related thereto contemplated in this Agreement, and in a form satisfactory to the Seller and its solicitor, acting reasonably;

(iv)	a receipt for the Purchase Price paid pursuant to Section 8.2(a)(i), duly executed by the Seller;

(v)	resignations of all directors and officers of the Target Companies as of the Closing Date and the mutual release referred to in Section 8.2(b)(vi) executed by each such director and officer;

(vi)	the Transition Services Agreement, duly executed by Williams;

(vii)	to the extent received at or prior to Closing, the certificates referred to in Section 2.9;

(viii)	a termination agreement or agreements in respect of those agreements or arrangements set forth on Schedule 3.17 that will be terminated at or prior to Closing on a basis consistent with Section 6.7(a), in a form satisfactory to the Seller and its solicitor, acting reasonably, executed by the Seller and/or the other applicable parties;

(ix)	the IP License Agreement, duly executed by the Seller and the Other Seller; and

(x)	if required in accordance herewith, the Closing Escrow Agreement, duly executed by the Seller and the Closing Escrow Agent.

(b)	At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller the following, or shall take the following actions:

(i)	the Purchase Price, as adjusted pursuant to Section 2.3 and Section 2.10(a) and subject to withholding as provided in Sections 2.9(b) and 2.10(a)(iii), as provided in Section 2.4;

(ii)	the Withholding Amount (if any) shall be paid to the Closing Escrow Agent as provided in Section 2.4;

(iii)	the PDP Withholding Amount (if any) shall be paid to the Closing Escrow Agent as provided in Section 2.10;

(iv)	a certified copy of the resolution of the Purchaser which authorizes the execution and delivery of this Agreement and the completion of the purchase of the Purchased Shares and that transactions related thereto contemplated in this Agreement, and in a form satisfactory to the Purchaser and its solicitor, acting reasonably;

(v)	guarantees from the Purchaser for the benefit of the Seller and its Affiliates as required pursuant to Section 6.6, duly executed by the Purchaser;

(vi)	a mutual release in respect of each director and officer of the Target Companies that resigned as of the Closing Date, in form set forth in Exhibit 8.2(b)(vi), duly executed by the Target Companies;

(vii)	the Transition Services Agreement, duly executed by the Combined Target Companies;

(viii)	the IP License Agreement, duly executed by the Combined Target Companies;

(ix)	if required in accordance herewith, the Closing Escrow Agreement, duly executed by the Purchaser; and

(x)	to the extent received by the Purchaser at or prior to Closing, each assignment and novation agreement that has been executed by the third party thereto as contemplated in Section 6.6(b).

(c)	All deliveries of the Seller and the Purchaser pursuant to this Section 8.2 shall, except as otherwise stated, be in a form reasonably acceptable to each of the Seller and the Purchaser and their respective solicitors, acting reasonably.

8.3	Post-Closing Delivery of Documents.

Within 30 days after Closing or by any Business Day that the Parties may agree, the Seller shall deliver or cause to be delivered to the Purchaser the original copies of those contracts, agreements, records, books, documents, licenses, reports and data relating to the Target Companies (including the minute books) and the Target Companies’ Assets as are in the possession or control of the Seller or any of its advisors or service providers; provided that Seller may retain such items (or copies thereof) as are necessary to perform its duties and obligations under the Transition Services Agreement.

ARTICLE 9

TAX MATTERS

9.1	Liability for Taxes.

(a)	The Seller shall be liable for, and shall indemnify and hold the Purchaser and its Affiliates harmless from, any Taxes imposed on or incurred by any of the Target Companies with respect to a Pre-Closing Period, together with any reasonable costs, expenses, losses or damages, including reasonable expenses of investigation and attorneys’ and accountants’ fees and expenses, arising out of or incident to the determination, assessment or collection of such Taxes (“Tax Losses”) provided, however, that the Seller’s liability for Tax Losses hereunder shall be reduced by the amount of any Taxes included in such Tax Losses to the extent such Taxes are taken into account in determining the Final Net Working Capital.

(b)	The Purchaser shall be liable for, and shall indemnify and hold the Seller and its Affiliates harmless from, any Tax Losses (i) imposed on or incurred by or with respect to the Target Companies or the Target Companies’ Assets with respect to a Post-Closing Period, or (ii) attributable to a breach by the Purchaser of any covenant with respect to Taxes in this Agreement.

(c)

Whenever it is necessary for purposes of this ARTICLE 9 to determine the amount of any Taxes imposed on or incurred by or with respect to the Target Companies for a portion of a taxable period that begins before and ends after the Closing Date which is allocable to a Pre-Closing Period, the determination shall be made, in the case of property or ad valorem taxes or franchise taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), on a per diem basis and, in the case of other Taxes, by assuming that such portion of the period that is prior to and includes the Closing Date constitutes a separate taxable period applicable to the Target Companies and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the Pre-Closing Period ratably on a per diem basis). Notwithstanding anything to the contrary herein, any franchise tax paid or payable by the Target Companies shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise tax. Any credit or refund resulting from an overpayment of Taxes for a taxable period beginning before and ending after the Closing Date shall be prorated based upon the method employed in this Section 9.1(c) taking into account the type of Tax to which the credit or refund relates. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Target Companies.

(d)	The Purchaser shall be liable for, shall pay and shall indemnify, defend and save harmless the Seller and its Affiliates from and against all stock transfer, sales, use, documentary, stamp and other similar Taxes (“Transfer Taxes”) incurred in connection with the sale and transfer of the Purchased Shares to the Purchaser. The Purchaser shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes, and the Seller shall cooperate with the Purchaser with respect thereto and, if required by Applicable Law, execute Tax Returns related thereto.

9.2	Tax Returns.

(a)	The Seller shall prepare or cause to be prepared and shall provide to the Purchaser all Tax Returns for the Target Companies for all periods that end on or before the Closing Date the due date of which is after the Closing Date (the “Seller Tax Returns”) at least 90 days before such Tax Returns are due for filing. All such Seller Tax Returns shall be prepared in a manner consistent with the past practice of the taxpayer to which they relate except as required by any applicable federal, provincial or territorial tax laws. The Purchaser shall on a timely basis cause the Target Companies to sign and file such Tax Returns. The Purchaser shall have the right to review and comment on such Seller Tax Returns, and the Seller shall reflect such comments from the Purchaser on such Seller Tax Returns to the extent such comments are reasonable, not inconsistent with the standard set forth in this Section 9.2(a) and are received by the Seller not less than 15 Business Days before the due date for the filing of the applicable Seller Tax Return. In its tax return filed for the taxation year ended immediately before Closing, each Target Company shall, if requested by the Purchaser or the Seller, elect pursuant to Subsection 256(9) of the Tax Act.

(b)	Except for Seller Tax Returns, the Purchaser shall prepare or cause to be prepared and shall timely file or cause to be timely filed all other Tax Returns with respect to a Pre-Closing Period for the Target Companies the due date of which is after the Closing Date (the “Purchaser Tax Returns”). Each such Purchaser Tax Return shall be prepared in a manner consistent with past practice, except as otherwise required by any applicable federal, provincial or territorial tax laws. If requested in writing to do so by the Seller, the Purchaser shall submit each Purchaser Tax Return so requested to the Seller at least 60 days prior to the due date for the filing of such Purchaser Tax Return (taking into account any extensions), and the Seller shall have the right to review and comment on such Purchaser Tax Returns, and the Purchaser shall reflect such comments from the Seller on such Purchaser Tax Returns to the extent such comments are reasonable, not inconsistent with the standard set forth in this Section 9.2(b) and are received by the Purchaser not less than 15 Business Days before the due date for the filing of the applicable Purchaser Tax Return.

(c)	Without the prior written consent of the Seller, the Purchaser will not (i) except as required by any applicable federal, provincial or territorial tax laws, amend or permit the Target Companies to amend any Tax Return relating to a Pre-Closing Period after the date such Tax Returns are filed, (ii) extend or waive, or cause to be extended or waived, or permit the Target Companies to extend or waive, any statute of limitations or other period for the assessment of any Tax or Tax deficiency that relates to a Pre-Closing Period, or (iii) make any election that has retroactive effect with respect to any Pre-Closing Period.

9.3	Cooperation.

The Parties shall cooperate with each other to provide each other with such assistance as may be reasonably requested by them in connection with the preparation of any Tax Returns, any Tax audit or other examination or legal proceedings relating to Taxes of the Target Companies for a Pre-Closing Period and the enforcement of the provisions of this section. Such cooperation shall include providing records and information that are reasonably relevant to any such matters and making employees available on a mutually convenient basis to provide additional information.

9.4	Tax Refunds.

Except to the extent reflected in the final calculation of Final Net Working Capital or resulting from a carryback (or use) of an item of loss, deduction or credit arising in a Post-Closing Period, the Seller shall be entitled to any Tax refunds of any of the Target Companies that are received by the Target Companies, and any amounts credited against Tax of the Target Companies to which the Target Companies become entitled, that relate to any Pre-Closing Period, less any Taxes payable in respect thereof by the Target Companies (“Seller Refunds”). The Purchaser shall pay over to the Seller any such Seller Refund within 30 Business Days after actual receipt of such refund or credit against Taxes.

9.5	Tax Claims.

If a notice of deficiency, proposed adjustment, assessment, reassessment, audit, examination or other legal proceeding or other claim in respect of Taxes of the Target Companies for a Pre-Closing Period (a “Tax Claim”) shall be delivered, sent, commenced, or initiated to or against the Purchaser or the Target Companies by any Taxing Authority that results in or may result in a Tax Loss for which indemnification may be claimed from the Seller under this Agreement, the Purchaser shall promptly notify the Seller in writing of such Tax Claim. The Seller shall have the sole right to represent the Target Companies interests and to employ counsel of its choice at its expense with respect to any such Tax Claim; and the Purchaser shall cause the Target Companies to execute any powers of attorney necessary in order to allow the Seller to control such contest and to settle any such Tax Claim; provided, that the Seller shall afford the Purchaser the opportunity to participate, at its own expense, as may reasonably be requested by the Purchaser.

9.6	Tax Treatment of Indemnity Payments.

All indemnification payments made under this Agreement, including any payment made under this ARTICLE 9, shall be treated as increases or decreases to the Purchase Price for Tax purposes.

9.7	Survival.

Anything to the contrary in this Agreement notwithstanding, the representations, warranties, covenants, agreements, rights and obligations of the Parties with respect to any Tax matter covered by this Agreement shall survive the Closing and shall not terminate until 30 days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling) applicable to such Tax matter.

9.8	Conflict.

In the event of a conflict between the provisions of this ARTICLE 9 and any other provisions of this Agreement, the provisions of this ARTICLE 9 shall control.

ARTICLE 10

TERMINATION

10.1	Events of Termination.

This Agreement may be terminated at any time on or prior to the Closing Date:

(a)	by mutual written consent of each of the Parties;

(b)	by the Purchaser, on the one hand, or the Seller, on the other hand, in writing after the Outside Date, if the Closing has not occurred by such date, provided that as of such date the terminating Party is not in default under this Agreement;

(c)	by the Purchaser, on the one hand, or the Seller, on the other hand, in writing (provided the terminating Party is not otherwise in default or breach of this Agreement), if the other Party has breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained herein (other than the representation and warranty in Section 4.7(a)) and such breach or failure to perform (i) if not cured or waived, would give rise to the failure of any condition specified in ARTICLE 7 to be satisfied, (ii) has not been cured within 45 days following delivery of written notice from the non-defaulting Party of such breach or failure to perform, and (iii) has not been waived by the non-defaulting Party; or

(d)	by the Seller, if the Purchaser has breached its representation and warranty in Section 4.7(a) (provided the terminating Party is not otherwise in default or breach of this Agreement).

10.2	Effect of Termination.

If this Agreement is terminated as provided in Section 10.1, such termination shall be without liability and none of the provisions of this Agreement shall remain effective or enforceable except for those contained in Section 6.3(d), this Section 10.2 and ARTICLE 12 and, notwithstanding anything in Section 6.3(c), the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. Notwithstanding and in addition to the foregoing, in the event this Agreement is terminated pursuant to Section 10.1(c) or Section 10.1(d) or if any Party is otherwise in breach of this Agreement, such termination shall not relieve such breaching Party of any liability for a breach of any representation, warranty, covenant or agreement under this Agreement or be deemed a waiver of any available remedy (including specific performance) for any such breach.

ARTICLE 11

INDEMNIFICATION UPON CLOSING

11.1	Indemnification of the Purchaser.

Subject to the limitations set forth in this Agreement, including Section 11.11(h), from and after the Closing, the Seller shall be liable for and, as a separate and independent covenant, indemnify, defend and hold the Purchaser and its Affiliates harmless from and against, any and all Damages suffered, sustained, paid, imposed on or incurred by the Purchaser and its Affiliates as a result of or arising out of (i) any breach or inaccuracy of a representation or warranty of the Seller contained in ARTICLE 3, (ii) any breach of any agreement or covenant on the part of the Seller made hereunder, (iii) any claim made by ETE or its Affiliates, and its and their respective successors and assigns, arising out, resulting from or relating to the ETE Merger Agreement, or (iv) any claim made by North American Polypropylene ULC or its Affiliates, and its and their respective successors and assigns, arising out, resulting from or relating to the NAPP PSA, including any termination thereof.

11.2	Indemnification of the Seller.

Subject to the limitations set forth in this Agreement, including Section 11.11(h), from and after the Closing, the Purchaser shall be liable for and, as a separate and independent covenant, indemnify, defend and hold the Seller and its Affiliates harmless from and against, any and all Damages suffered, sustained, paid, imposed on or incurred by the Seller and its Affiliates as a result of or arising out of (i) any breach or inaccuracy of a representation or warranty of the Purchaser contained in ARTICLE 4, (ii) any breach of any agreement or covenant on the part of the Purchaser made hereunder or (iii) a Business Guarantee that is a guarantee or performance bond for which Purchaser does not as at Closing, and for so long thereafter for which Purchaser does not: (A) effect an assignment and novation or a replacement, as contemplated in Section 6.6(c); or (B) obtain a permanent release of Seller or its applicable Affiliate under such Business Guarantee, as applicable, as contemplated in Section 6.6(c).

11.3	Purchaser’s Environmental Indemnity.

From and after Closing, subject to Section 11.11(h), the Purchaser shall be liable for all Damages suffered, sustained, paid, imposed on or incurred by the Seller and its Affiliates and, in addition and as an independent covenant, shall defend, indemnify and save harmless the Seller and Affiliates from and against all Damages suffered, sustained, paid, imposed on or incurred by them in respect of all past, present and future Environmental Liabilities. This assumption of liability and indemnity shall apply without limit and without regard to the negligence of the Seller or any of its Affiliates or any of their respective directors, officers or employees. The Parties acknowledge that the Purchase Price has taken into account all of the Environmental Liabilities and, accordingly, this assumption of liability and indemnity shall apply in respect of all of the Environmental Liabilities. The Purchaser hereby waives, and acknowledges and agrees that it shall not exercise, any right or remedy against the Seller or any of its Affiliates or any of their respective directors, officers or employees in respect to any such Environmental Liabilities that the Purchaser may otherwise have under Applicable Law, including any right to name the Seller or any of its Affiliates or any of their respective directors, officers or employees as a party to any claim, demand, lawsuit, action, proceeding, notice of non-compliance or violation, order or direction, arbitration or investigation commenced by the Purchaser or by any third party in which the Purchaser is a party. Notwithstanding the foregoing in this Section 11.3, nothing in this Section 11.3 shall be construed so as to require the Purchaser to be liable for or to indemnify the Seller in connection with any such Damages to the extent arising from the representations and warranties of the Seller contained in Section 3.12 being untrue or incorrect, but only to the extent that the Seller is liable to indemnify the Purchaser pursuant to other provisions of this ARTICLE 11 in respect of such representations and warranties.

11.4	Tax Indemnification.

With the exception of a breach or inaccuracy of the representations and warranties of the Seller contained in Sections 3.11 or 3.15(e), nothing in this ARTICLE 11 shall apply to liability with respect to Taxes, the liability with respect to which shall be as set forth in ARTICLE 9.

11.5	Survival.

The representations and warranties set forth in ARTICLE 3 and ARTICLE 4 and the representations contained in the Seller Closing Certificate and the Purchaser Closing Certificate shall terminate and expire on the day which is 12 months following the Closing Date, except:

(a)	the representations and warranties of the Seller set forth in Section 3.3(c) and Section 3.11 shall survive until 30 days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling), except that the representation and warranty in Section 3.11(f) shall survive for two years following the Closing Date;

(b)	the representations and warranties of the Seller set forth in Section 3.1, Section 3.2 and Section 3.4 shall survive forever;

(c)	the representations and warranties of the Seller set forth in Section 3.7 and Section 3.8(a) shall survive for two years following the Closing Date;

(d)	the indemnity under Section 11.1(iii) and Section 11.1(iv) shall survive until 30 days following the expiration of the applicable statute of limitations with respect to claims arising out of, resulting from or relating to the ETE Merger Agreement or the NAPP PSA, as applicable;

(e)	the representations and warranties of the Purchaser set forth in Section 4.1 and Section 4.2 shall survive for the period of the applicable statute of limitations; and

(f)	the indemnity under Section 11.2(iii) shall survive until the Purchaser effects an assignment and novation or replacement and permanent release of all Business Guarantees that are guarantees or performance bonds that were not (i) assigned and novated or replaced and (ii) permanently released as of Closing.

After a representation and warranty has terminated and expired, no indemnification shall or may be sought on the basis of that representation and warranty by any Person who would have been entitled pursuant to this ARTICLE 11 to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that a claim presented in writing for indemnification pursuant to this ARTICLE 11 on the basis of that representation and warranty prior to its termination and expiration shall not be affected in any way by that termination and expiration. The covenants and agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing until fully performed in accordance with their terms.

11.6	Demands.

Each indemnified Party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, such indemnified Party will give prompt notice thereof in writing to the indemnifying Party that includes (i) the specific details of and specific basis under this Agreement for its claim and (ii) a formal demand for indemnification under this Agreement that includes. In the case of a claim for indemnification based on a claim by a third Person against the indemnified Party (a “Third Party Claim”), the indemnified Party shall submit with such notice to the indemnifying Party any demand, assertion, claim, action or proceeding, judicial or otherwise, by such third Person, with respect to the matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, together with a statement of such information respecting any of the foregoing as it shall have. The failure of an indemnified Party to provide notice of a Third Party Claim shall not relieve the indemnifying Party of its indemnity obligations under this ARTICLE 11, except to the extent such failure results in insufficient time to permit the indemnifying Party or its counsel to effectively defend against a Third Party Claim and to make a timely response thereto or otherwise prejudices the indemnifying Party’s ability to defend against such Third Party Claim.

In the case of a claim for indemnification that is not based on a Third Party Claim, the indemnifying Party shall have 30 days from its receipt of notice of such claim for the indemnified Party (i) to cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute such claim for indemnification.

11.7	Right to Contest and Defend.

(a)	The indemnifying Party shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Third Party Claim for which it is required to indemnify the indemnified Party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying Party to the indemnified Party within 30 days from the date of receipt by the indemnifying Party of notice by the indemnified Party of the assertion of the Third Party Claim. Any such contest may be conducted in the name and on behalf of the indemnifying Party or the indemnified Party as may be appropriate. Such contest shall be conducted by counsel employed by the indemnifying Party, but the indemnified Party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. If the indemnifying Party assumes the defense of a Third Party Claim, the indemnifying Party shall have full control of such defense and proceeding, including any compromise or settlement thereof; provided that the indemnifying Party shall not agree to a compromise or settlement that does not include a complete release of the indemnified Party from all liability will respect to such Third Party Claim or that imposes any liability or obligation on the indemnified Party without the consent of the indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)	If the indemnifying Party does not assume the defense of a Third Party Claim as provided in Section 11.7(a), the indemnified Party shall have the right to defend against such Third Party Claim with the counsel of the indemnified Party’s choosing; provided that the indemnifying Party may at any time admit its obligation and assume the defense of such Third Party Claim prior to settlement or the final determination thereof. The indemnified Party shall not agree to any settlement of a Third Party Claim without the prior written consent of the indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)	In the event and for so long as a Party or its Affiliates are contesting or defending against Third Party Claims relating to the Target Companies, the Target Companies’ Assets or the Business, the other Party shall (and, in the case of Purchaser, shall cause the Target Companies to) cooperate with such contesting or defending Party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably requested in connection therewith, with any and all third party costs associated therewith at the sole cost and expense of such contesting or defending Party.

11.8	Cooperation.

If requested by the indemnifying Party, the indemnified Party agrees to cooperate with the indemnifying Party and its counsel in contesting any Third Party Claim that the indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person, and the indemnifying Party will reimburse the indemnified Party for any expenses incurred by it in so cooperating.

11.9	Right to Participate.

The indemnified Party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including Governmental Authorities, asserting any Third Party Claim against the indemnified Party or conferences with representatives of or counsel for such Persons.

11.10	Mitigation, Reductions and Subrogation.

An indemnified Party shall take all reasonable steps to mitigate any Damages and shall respond to any claims that may provide for a basis for indemnification in the same manner it would respond in the absence of the indemnification provided in this Agreement. In the event that the indemnified Party fails to make reasonable efforts to mitigate any Damages, or resolve any claims, the indemnified Party shall not be indemnified to the extent that any Damages could reasonably be expected to have been avoided if the indemnified Party had made such efforts. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by (a) any net Tax benefit to the indemnified party related to the Damages, and (b) all insurance proceeds recoverable by the indemnified Party related to the Damages and any other third party payment received or receivable by the indemnified Party related to the Damages. An indemnified Party shall use commercially reasonable efforts to pursue, and to cause its Affiliates to pursue, all insurance or other third-party claims to which it may be entitled in connection with any Damages it incurs. If any indemnified Party (or an Affiliate) receives any insurance or other third-party payment in connection with any Damages for which it has already received an indemnification payment with respect to an indemnity claim from the indemnifying Party, it shall pay to the indemnifying

Party, within ten Business Days of receiving such insurance or third-party payment, the excess of (a) the sum of the amount previously received from the indemnifying Party plus the amount of such payment, over (b) the total amount of Damages with respect to such indemnity claim that the indemnified Party is entitled to receive under this ARTICLE 11. Upon making a full payment of any indemnity claim, the indemnifying Party shall, to the extent of such indemnity payment, be subrogated to all rights of the indemnified Party against any third party in respect of the Damages to which the indemnity payment relates.

11.11	Limitations on Indemnification.

(a)	To the extent that the Purchaser would otherwise be entitled to indemnification for Damages pursuant to Section 11.1, the Seller shall be liable only if:

(i)	the Damages with respect to a claim exceed $750,000 (the “Minimum Claim Amount”); and

(ii)	the sum of (A) the aggregate of all Damages that exceed the Minimum Claim Amount, plus (B) the aggregate of all Damages pursuant to Section 11.1 of the Other SPA that exceed the Other SPA Minimum Claim Amount exceeds $20,000,000, and then the Seller shall be liable only for Damages pursuant to Section 11.1 to the extent of any excess over $15,000,000 (the “Deductible Amount”);

provided that in no event shall the Seller’s and the Other Seller’s aggregate liability to the Purchaser under Section 11.1 of this Agreement and Section 11.1 of the Other SPA exceed 25.0% of the Combined Purchase Price (the “Ceiling Amount”). Notwithstanding the foregoing:

(iii)	neither the Deductible Amount nor the Ceiling Amount shall apply to breaches or inaccuracies of representations and warranties contained in Section 3.1, Section 3.2, Section 3.4 and Section 3.20;

(iv)	the Ceiling Amount shall not apply to breaches or inaccuracies of representations and warranties contained in Section 3.3(c), Section 3.7 and Section 3.8(a);

(v)	the Seller’s aggregate liability for a breach or inaccuracy of such Section 3.1, Section 3.2, Section 3.3(c), Section 3.4, Section 3.7, Section 3.8(a) and Section 3.20 shall not exceed an amount equal to the Combined Purchase Price minus the sum of (A) the amount of all other Damages payable by the Seller hereunder plus (B) the amount of all other Damages payable by the Other Seller under the Other SPA;

(vi)	the Minimum Claim Amount and the Deductible Amount shall not apply to breaches or inaccuracies of representations and warranties contained in Section 3.11(f), but for clarity, the Ceiling Amount shall apply, provided that, in the case of any breach or inaccuracy of the representations and warranties contained in Section 3.11(f), Damages will be calculated in the manner described in Section 11.11(g); and

(vii)	none of the Minimum Claim Amount, the Deductible Amount or the Ceiling Amount shall apply to amounts owed pursuant to Sections 2.6 and 2.7, the indemnities under Section 11.1(iii) and Section 11.1(iv), or to any breach by Seller of any of the post-Closing covenants of Seller hereunder, its covenant in Section 6.1(a) (insofar as it relates to Seller’s obligation to make expenditures included in the PDH Budget) or any of its covenants contained in Sections 6.1(b)(v), 6.1(b)(vii), 6.1(b)(viii), 6.1(b)(ix), 6.1(b)(x), 6.1(b)(xi), 6.1(b)(xii), 6.1(b)(xiv) and, to the extent pertaining to the previous identified items in Section 6.1, 6.1(b)(xv) and Sections 6.7, 6.8 and 6.14.

(b)	Neither the Purchaser, on the one hand, nor the Seller, on the other hand, will be liable under this Agreement for any consequential, incidental, special, indirect, punitive or exemplary damages suffered or incurred by the other Party, except to the extent such consequential, incidental, special, indirect, punitive or exemplary damages are included in any Third Party Claim against an indemnified Party for which such indemnified Party is entitled to indemnification under this Agreement. In addition, notwithstanding anything herein to the contrary, any Damages indemnifiable by the Seller under Section 11.1 shall expressly exclude any and all diminution in value.

(c)	No Party to this Agreement shall be liable to indemnify a Party seeking indemnification for Damages resulting from or relating to any inaccuracy in or breach of any representation or warranty in this Agreement if the Party seeking such indemnification for such Damages had Knowledge of such breach or inaccuracy prior to the date of this Agreement.

(d)	No Party shall have any obligation to indemnify the other Party pursuant to Section 11.1 or 11.2, as the case may be, with respect to any Damages or alleged Damages to the extent that the matter forming the basis for such Damages or alleged Damages was taken into account in the determination of Final Purchase Price Adjustment Amount.

(e)	An indemnified Party shall not be entitled to multiple recovery of any Damages even though such Damages may have resulted from the breach, inaccuracy or failure to perform of more than one of the representations, warranties, agreements or covenants of the indemnifying Party in this Agreement.

(f)	Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price (as determined pursuant to the provisions of this Agreement) for Tax purposes.

(g)	Notwithstanding any other provision of this Agreement, in the case of any breach or inaccuracy of the representations and warranties contained in Section 3.11(f), no Damages will be payable unless the balances of undepreciated capital cost, cumulative eligible capital and non-capital losses set forth on Disclosure Schedule 3.11(f), in the aggregate (the “Aggregate Scheduled Tax Pool Amount”), are reduced as a result of an audit, used by the Seller or otherwise such that the actual balances at Closing of such undepreciated capital cost, cumulative eligible capital and non-capital losses, in the aggregate (the “Aggregate Actual Tax Pool Amount”), are less than the Aggregate Scheduled Tax Pool Amount, in which case, the Damages shall be equal to (A) the difference of the Aggregate Scheduled Tax Pool Amount minus the Aggregate Actual Tax Pool Amount multiplied by (B) 8.0 percent.

(h)	Notwithstanding any other provision of this Agreement, including Section 11.1, Section 11.2 and Section 11.3, an indemnified Party shall not make a claim under this Agreement for, nor shall such indemnified Party be entitled to indemnification under this Agreement from and against, any Damages to the extent a claim for indemnification for Damages arising out of the same claim, loss or event is or has been made by such Party or its Affiliate under the Other SPA.

11.12	Sole Remedy.

Should the Closing occur, neither the Seller nor the Purchaser shall have any liability under this Agreement or the transactions contemplated hereby except as is provided in Section 6.3(d), ARTICLE 3 or this ARTICLE 11 (other than claims or causes of action arising from intentional fraud and relating to this Agreement). From and after the Closing, except for the remedies provided in Section 6.3(d), ARTICLE 9 or this ARTICLE 11 (and claims or causes of action arising from intentional fraud and relating to this Agreement), the Seller and the Purchaser each release, remise and forever discharge the other Party and its Affiliates and such other Party’s and its Affiliate’s Representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs liabilities, interest or causes of action whatsoever, in law or in equity and whether based in contract, tort, strict liability, common law or otherwise, known or unknown, which the Seller or the Purchaser, as the case may be, may have, based on, relating to or arising out of (i) this Agreement, (ii) the Seller’s ownership of the Target Companies or its ownership, use or operation of the Target Companies’ Assets or (iii) the condition, qualify, status or nature of the Target Companies’ Assets.

ARTICLE 12

MISCELLANEOUS

12.1	Further Assurances.

The Seller and the Purchaser shall from time to time promptly execute and deliver all further documents and take all further action reasonably necessary or appropriate to give effect to the provisions and intent of this Agreement and to complete the transactions contemplated by this Agreement.

12.2	Expenses.

Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each Party shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.

12.3	Use of Name.

The Purchaser agrees that by no later than the date that is 120 days from the Closing Date, the Purchaser shall, and shall direct each of the Target Companies to:

(a)	remove all identifying markings from the Target Companies’ Assets which contain the name “Williams” or any other form thereof;

(b)	change such Target Company’s name to a name which does not include “Williams” or any other form thereof and not change its name back to a name which uses or includes the word “Williams” or any other form thereof; and

(c)	cease to use any domain name which uses or includes the word “Williams” or any other form thereof.

Following such date, the Purchaser agrees that it and its Affiliates (including the Target Companies) shall not use and shall expressly refrain from using the name and mark “Williams” or any other form thereof in any manner and for any purpose whatsoever.

12.4	Notices.

Any notice, request, instruction, correspondence or other document to be given hereunder by any Party hereto to another Party hereto (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or by facsimile, as follows:

If to the Seller, addressed to:

The Williams Companies International Holdings B.V.

Luna Arena

Herikerbergweg 238

1101 CM Amsterdam

The Netherlands

Attn: The Board of Directors

Facsimile: 31 (20) 673 00 16

and to:

The Williams Companies, Inc.

One Williams Center, Suite 5000

Tulsa, Oklahoma 74172-0172

Attention: Vice President Project Analysis

Facsimile: (918) 573-5540

If to the Purchaser, addressed to:

Inter Pipeline Ltd.

Suite 3200, 215 – 2nd Street S.W.

Calgary, Alberta T2P 1M4

Attention: VP, Corporate Development

Facsimile: (403) 290-6092

with copies to:

Inter Pipeline Ltd.

Suite 3200, 215 – 2nd Street S.W.

Calgary, Alberta T2P 1M4

Attention: VP, Legal

Facsimile: (403) 290-6093

Notice given by personal delivery or courier service shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

12.5	Governing Law.

(a)	This Agreement shall be governed and construed in accordance with the substantive laws of the Province of Alberta and the laws of Canada applicable therein, without reference to principles of conflicts of law.

(b)	Each Party irrevocably attorns and submits to the jurisdiction of the Alberta courts situated in the City of Calgary and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

(c)	Each Party irrevocably waives any and all right to trial by jury in any action, suit, investigation or proceeding (whether based on contract, tort or otherwise) arising out of or related to this Agreement or the transaction contemplated hereby or the actions of the Purchaser or the Seller in the negotiation, administration, performance and enforcement hereof.

12.6	Public Statements.

The Parties shall consult with each other regarding the initial public announcement with respect to this Agreement or the transactions contemplated hereby made by each Party; provided that, notwithstanding anything to the contrary contained herein, including anything to the contrary in Section 6.4, nothing in this Section 12.6 shall prevent the Party desiring to make such announcement from furnishing any information to any Governmental Authority or regulatory authority or stock exchange or to the public insofar only as such Party obtains advice from legal counsel that a public announcement is required by this Agreement, Applicable Law or stock exchange regulations applicable to such Party, in which case the disclosing Party shall not have any requirement to consult with such other Party regarding such public announcement or statement prior to its release.

12.7	Entire Agreement; Amendments and Waivers.

(a)	This Agreement, the Closing Documents and the guarantees referenced in Section 6.10 constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Each Party agrees that neither the other Party nor any of such other Party’s Representatives has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein, in the Closing Documents and the guarantees referenced in Section 6.10.

(b)	No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

12.8	Conflicting Provisions.

This Agreement and the Closing Documents, read as a whole, set forth the Parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In this Agreement and the Closing Documents, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and the Closing Documents, this Agreement shall control.

12.9	Binding Effect and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any Party without the prior written consent of each other Party; provided that the Seller may designate an Affiliate to receive payment of the Purchase Price under Section 2.2 in accordance with Section 2.4. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

12.10	Severability.

If one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

12.11	Specific Performance.

The Parties recognize that in the event of any breach of this Agreement (whether or not such breach is material or willful), monetary damages alone would not be adequate to compensate the other Party for its injuries. The non-breaching Party shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought to enforce this Agreement, the breaching Party shall waive the defense that there is an adequate remedy at law. The breaching Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. The breaching Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief by the non-breaching Party is that it contests the existence of a breach or threatened breach of this Agreement.

12.12	Provisions Respecting Legal Representation.

(a)	Each of the Parties hereby agrees, on his or its own behalf and, as applicable, on behalf of its Affiliates and their respective Representatives, that, following consummation of the transactions contemplated by this Agreement, McMillan LLP and Andrews Kurth LLP (or any successor) may serve as counsel to the Seller or any of its Affiliates in connection with any action, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby, notwithstanding such representation of the Target Companies and each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.

(b)	It is acknowledged by each of the Parties that each of McMillan LLP and Andrews Kurth LLP has represented the Seller and the Target Companies prior to the Closing in connection with the transactions contemplated by this Agreement. The Parties agree that any attorney-client privilege or attorney work-product protection attaching as a result of McMillan LLP’s and Andrews Kurth’s representation of the Seller and the Target Companies prior to the Closing Date and in connection with the transactions contemplated by this Agreement, including concerning subject matter to which the Seller has or may have an indemnification obligation hereunder, and all information and documents subject to such privilege or protection, shall belong to and be controlled by the Seller, and may be waived only by the Seller, and shall not pass or be claimed or used by the Purchaser or the Target Companies; provided, that in the event of a dispute between the Target Companies and a third party (other than a Party or a Party’s Affiliates) after the Closing Date, the Target Companies may assert the attorney-client privilege and attorney work-product protection to prevent disclosure of confidential communications to such third party.

12.13	Interpretation.

It is expressly agreed by the Parties that neither this Agreement nor any of the Closing Documents shall be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, any Closing Document or any provision hereof or thereof or who supplied the form of this Agreement or any of the Closing Documents. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

12.14	Disclosure Schedules.

Any information set forth on any Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection. The Parties acknowledge and agree that (a) the Disclosure Schedules may include certain items and information solely for informational purposes for the convenience of the Purchaser and (b) the disclosure by the Seller of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgment by the Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

12.15	Multiple Counterparts; Signature.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or by electronic scan delivered by electronic mail.

*     *     *     *     *

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Seller:

THE WILLIAMS COMPANIES INTERNATIONAL HOLDINGS B.V.

By:	/s/ Peter S. Burgess
Name: Peter S. Burgess Title: Director B

Purchaser:

INTER PIPELINE LTD.

By:	/s/ Christian Bayle
Name: Christian Bayle Title: President & CEO

Guarantor:

THE WILLIAMS COMPANIES, INC.

By:	/s/ Donald R. Chappel
Name: Donald R. Chappel Title: Senior VP & Chief Financial Officer

Signature Page to WMB Share Purchase Agreement dated August 8, 2016 among The Williams Companies International Holdings B.V., Inter Pipeline Ltd. and The Williams Companies, Inc.

List of Omitted Exhibits and Schedules

The following exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted exhibit or schedule will be furnished supplementally to the SEC on request.

Exhibits

Exhibit 1.1(a) – Names and Marks

Exhibit 1.1(b) – PDH Budget

Exhibit 2.6 – Sample Net Working Capital Calculation

Exhibit 2.8 – Allocation of Purchase Price

Exhibit 3.15(a) – Benefit Plans

Exhibit 6.10 – Form of Parental Guarantee

Exhibit 8.2(a)(vi) – Form of Transition Services Agreement

Exhibit 8.2(a)(ix) – Form of IP License Agreement

Exhibit 8.2(a)(x) – Form of Closing Escrow Agreement

Exhibit 8.2(b)(vi) – Form of Mutual Release

Disclosure Schedules

Disclosure Schedule 1.1(a) – Non-Operated Assets

Disclosure Schedule 1.1(b) – Permitted Liens

Disclosure Schedule 3.3 – No Conflict; Consents

Disclosure Schedule 3.6 – Business of the Target Companies

Disclosure Schedule 3.7 – Title Exceptions to Major Facilities

Disclosure Schedule 3.8 –Real Property; Rights of Way

Disclosure Schedule 3.9 – Litigation; Compliance with Applicable Laws

Disclosure Schedule 3.10 – No Adverse Changes

Disclosure Schedule 3.11 – Taxes

Disclosure Schedule 3.11(f) – Tax Pools

Disclosure Schedule 3.12 – Environmental Matters

Disclosure Schedule 3.13 – Material Permits

Disclosure Schedule 3.14 – Material Contracts

Disclosure Schedule 3.14(c) – Breach or Default under Material Contracts

Disclosure Schedule 3.14(d) – Exercised Termination or Acceleration Rights

Disclosure Schedule 3.14(e) – Audits

Disclosure Schedule 3.14(f) – PDH Contracts

Disclosure Schedule 3.15 – Employee Benefits

Disclosure Schedule 3.16(d) – Associated Employees

Disclosure Schedule 3.17 – Affiliated Transactions

Disclosure Schedule 3.18 – Insurance Policies

Disclosure Schedule 3.19(b) – Intellectual Property Rights

Disclosure Schedule 3.22 – Bank Accounts

Disclosure Schedule 6.1(b) – Operation of the Target Companies

Disclosure Schedule 6.6 – Business Guarantees